LEASE AGREEMENT

LANDLORD:	BOYER SNYDERVILLE 2, L.C., A UTAH LIMITED LIABILITY COMPANY

TENANT:	SKULLCANDY, INC., A DELAWARE CORPORATION

LEASE SUMMARY
[SKULLCANDY BUILDING-PARK CITY TECH CENTER]

1.	“Landlord”: Boyer Snyderville 2, L.C., a Utah limited liability company.

2.	“Tenant”: Skullcandy, Inc., a Delaware corporation.

3.
“Rentable Square Feet”: The Rentable Square Feet shall be determined pursuant to Section 1.4 of this Lease, but is estimated to be approximately 44,000 Rentable Square Feet, subject to final measurement outlined in subsections 1.1(a) and 1.4.

4.
“Leased Premises”: All of the First and Second Floors of the Building consisting of all of the Rentable Square Feet in the Building to be constructed pursuant to this Lease. The Building to be constructed is a two (2) story Building.

5.	“Parking”: 5.25 parking spaces for each 1,000 Rentable Square Feet in the Leased Premises. See Section 20.3.

6.
“Term”: Ten (10) years and eight (8) full calendar months plus the partial calendar month, if any, occurring after the Commencement Date if the Commencement Date occurs other than on the first day of a calendar month. Tenant shall have the right to extend the Term for two (2) additional periods of five (5) years each. See Section 2.7.

7.	“Commencement Date”: See Section 2.2(e).

8.	“Tenant Improvement Allowance”: $55.00 per Rentable Square Foot in the Leased Premises. See Section 2.3.

9.	“Moving Allowance”: On the Commencement Date, Landlord shall pay to Tenant a moving allowance equal to $150,000. See Section 2.4.

10.	“Basic Annual Rent”: $31.40 per Rentable Square Foot in the Leased Premises per annum. Basic Annual Rent shall be subject to abatement pursuant to Section 3.4 and escalation pursuant to Section 3.1.

11.	“Escalations”: Two and one-half percent (2.50%) per year in accordance with Section 3.1.

12.	“Tenant’s Proportionate Share” is defined in Section 4.1(i).

13.	“Landlord’s Address for Notice” and payment of rent and other amounts under this Lease:
Boyer Snyderville 2, L.C.
c/o The Boyer Company, L.C.
Attention: Jacob L. Boyer, CEO
101 South 200 East, Suite 200
Salt Lake City, UT 84111
or at such other place as Landlord may hereafter designate in writing.

14.	“Tenant’s Address for Notice” and payment of other amounts under this Lease:
Before Commencement Date: 1441 West Ute Blvd., #250, Park City, UT 84098
After Commencement Date: Leased Premises

15.	“Broker(s)”: Tenant’s Broker: CRESA Salt Lake City Landlord’s Broker: The Boyer Company, L.C.

LEASE AGREEMENT
PARK CITY TECH OFFICE BUILDING 2
This LEASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Lease”) is made and entered into as of this 19th day of August, 2015 (the “Effective Date”), by and between BOYER SNYDERVILLE 2, L.C., a Utah limited liability company (the “Landlord”), and SKULLCANDY, INC., a Delaware corporation (the “Tenant”). Landlord and Tenant are sometimes referred to collectively in this Lease as the “Parties” or individually as a “Party”.
For and in consideration of the rental to be paid and of the covenants and agreements set forth below in this Lease to be kept and performed by Tenant and Landlord, as an inducement for, and condition precedent to, the execution and delivery of that certain Work Letter, dated as of the Effective Date (the “Work Letter”), between Landlord and Tenant, and that certain Expansion Option Agreement, dated as of the Effective Date (the “Expansion Option Agreement”), between Tenant and BOYER SNYDERVILLE JUNCTION, L.C., a Utah limited liability company and an affiliate of Landlord (“Boyer”), in furtherance, and in consideration, of the mutual benefits to be derived from this Lease, the Work Letter and the Expansion Option Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the “Leased Premises” (as hereafter defined) and certain other areas, rights and privileges for the teen, at the rental and subject to and upon all of the terms, covenants and agreements hereinafter set forth.

I.	LEASED PREMISES
1.1    Description of Leased Premises. Landlord does hereby demise, lease and let unto Tenant, and Tenant does hereby take and receive from Landlord the following:
(a)    That certain floor area containing approximately 44,000 Rentable Square Feet (the “Leased Premises” or “Premises”) located on all of the First (1st) Floor and all of the Second (2nd) Floor of the office building (the “Building”) to be constructed in the Park City Tech Center, Summit County, Utah, on a portion of the real property more particularly described on attached Exhibit “A” (the “Property”);
(b)    A non-exclusive revocable license to use the “Common Areas” (as defined in Section 20.1 below);
(c)    A non-exclusive revocable license to use such rights-of-way, easements and similar rights with respect to the Building and Property as may be reasonably necessary for access to and egress from the Leased Premises;
(d)    A non-exclusive revocable license to use those areas designated and suitable for vehicular parking as set forth in Section 20.3 below.
1.2    Landlord and Tenant’s Construction Obligations.
(a)    The obligation of Landlord and Tenant to perform the work and supply the necessary materials and labor to prepare the Leased Premises for occupancy is described in detail in the Work Letter (which is incorporated in, and made a part of, Exhibit “B” by this reference) and on attached Exhibit “B.” Landlord and Tenant shall expend all funds and do all acts required of them as described on attached Exhibit “B” and shall perform or have the work performed promptly and diligently in a first class and workmanlike mariner.
(b)    In the event Landlord fails to apply for all necessary footing and foundation permits required for Landlord’s work by the “Landlord Footing and Foundation Permits Application Deadline” set forth in the Work Letter (as such date may be extended for Tenant Construction Delays other than Approval Delays), Tenant, as its sole remedy, may elect to terminate this Lease by delivering written notice to Landlord on or before the date which is thirty (30) days after the applicable date set forth in this Section 1.2(d) and prior to the time Landlord satisfies the applicable condition, in which event Tenant shall be entitled to receive, and Landlord shall pay to Tenant within thirty (30) days after receiving Tenant’s notice of termination, any rents, deposits or other amounts Tenant has actually paid Landlord, or to which Tenant shall be entitled, under the terms and conditions of this Lease.
1.3    Changes to Building. Landlord hereby reserves the right at any time and from time to time to make changes, alterations or additions to the Building or to the Property to the extent required by any modifications to any “Applicable Laws” (as defined below) from and after Actual Construction Delivery Date,(whether consisting of new laws or regulations or new interpretations of existing laws and regulations) or as may be reasonably necessary to perform Landlord’s obligations under this Lease; provided that Landlord shall provide not less than thirty (30) days’ advance written notice to Tenant of such changes, alterations or additions, use its good faith, commercially reasonable efforts to minimize any interference with Tenant’s use and enjoyment of the Leased Premises, and any such changes, alterations or additions shall not adversely affect, in any material respect, Tenant’s rights, interests or obligations under this Lease. For purposes of this Lease, “Applicable Laws” means all statutes, ordinances, laws, orders, rules, regulations, and requirements of all applicable federal, state, county, municipal and other governmental agencies or authorities applicable to the Leased Premises, the Building, the Common Areas and the Property, including, without limitation, the zoning and land use restrictions of Summit County, Utah applicable to the Leased Premises and that certain Development Agreement for the Summit Research Park on December 10, 2008, recorded as Entry Number 00860845 in the Office of the Summit County Recorder, in Book 1959, beginning at Page 1217 (“Development Agreement”). Except as otherwise expressly provided for in this Lease, Tenant shall not, in such event, claim or be allowed any damages for eviction (constructive or actual) or inconvenience occasioned thereby and shall not be entitled to terminate this Lease or receive an abatement of any amounts payable under this Lease.
1.4    Rentable Square Feet. The actual Rentable Square Feet and Useable Square Feet in the Building and the Leased Premises shall be calculated in accordance with Standard Methods of Measurement (ANSI/BOMA Z65.1‑2010). Landlord shall measure the Leased Premises within thirty (30) days of the “Commencement Date” (as defined in Section 2.2(b) below) and shall notify Tenant in writing of the Rentable Square Feet in the Leased Premises. If Tenant disagrees with Landlord’s measurements, then no later than sixty (60) days after the Commencement Date, or, if later, thirty (30) days after Landlord shall advise Tenant in writing of Landlord’s determination of Rentable Square Feet in the Leased Premises and the Building, Tenant may elect in writing delivered to Landlord to have the Leased Premises and the Building measured. Such measurements by or for Tenant shall be made at Tenant’s cost by an architect selected by Tenant. If Tenant does not timely elect in writing to measure the Leased Premises, the Landlord’s measurements shall be binding and conclusive on Landlord and Tenant. Once Tenant’s measurements are determined, they shall be disclosed by Tenant to Landlord in writing. If Landlord agrees with such measurements or fails to deliver to Tenant written notice of its disagreement with such measurements within thirty (30) days of Landlord’s receipt of the results of Tenant’s measurements, then Tenant’s measurements shall be binding and conclusive on Landlord and Tenant. If Landlord disagrees with Tenant’s measurements, Landlord shall send Tenant written notice of such disagreement within thirty (30) days of Landlord’s receipt of Tenant’s measurements, and Landlord and Tenant shall then work in good faith to resolve such dispute; provided, if Landlord and Tenant cannot resolve such dispute within thirty (30) days of Landlord’s notifying Tenant that Landlord disputes Tenant’s measurements (the “Measurement Dispute Period”), then Tenant’s architect and Landlord’s architect shall within ten (10) days following the end of the Measurement Dispute Period select a third independent architect which has at least ten (10) years of experience to perform such measurements. The fees for such third party independent architect shall be shared equally by Landlord and Tenant. The measurements of the third architect shall be completed within thirty (30) days of the selection of such third architect and shall be binding and conclusive on Landlord and Tenant. Upon the final resolution or determination of the measurement for the Leased Premises pursuant to this Section 1.4, the re-measured and re-determined Rentable Square Feet shall then become the Rentable Square Feet of the Leased Premises, effective as of the date of the Commencement Date, in which case the Basic Annual Rent, the “Additional Rent” (as defined below), the Tenant Improvement Allowance, and any other terms or conditions in the Lease that are based on Rentable Square Feet in the Leased Premises shall be adjusted to reflect the finally determined Rentable Square Feet in the Leased Premises.
1.5    Subdivision of Property. The Property is currently a portion of a larger parcel of real property and is owned by Boyer. The Landlord and Boyer will cause the Property to be legally subdivided from such larger parcel, and such subdivision shall not be subject to Tenant’s consent so long as the Property is subdivided in a manner that creates a parcel on which the Building is located that is substantially similar to the proposed parcel set forth on attached Exhibit “C” attached hereto and will not otherwise materially and adversely affect Tenant’s rights, licenses and permitted uses under this Lease. Upon completion of the subdivision, the “Property” shall be deemed to be the legally subdivided parcel contemplated by attached Exhibit “C” and Tenant shall, at the written request of Landlord, execute an amendment to this Lease verifying the legal description of the Property.

II.	TERM
2.1    Length of Term. The initial term of this Lease shall be for a period of ten (10) years and eight (8) months plus the partial calendar month, if any, occurring after the Commencement Date (as hereinafter defined) if the Commencement Date occurs other than on the first day of a calendar month.
2.2    Delivery Date; Commencement Date.
(a)    Except for completion of punch-list items and work required to be completed as or after Tenant Improvements are installed, Landlord shall deliver the Leased Premises in compliance with Base Building standard (as specified below) other than that portion of Landlord’s work that can only be performed as or after Tenant constructs Tenant Improvements (“Turnover Condition”) on or before September 1, 2016 (the “Estimated Construction Delivery Date” or the “Estimated Turnover Condition Date”), or such earlier date as the Parties may mutually agree upon. The actual date that the Leased Premises are delivered to Tenant in Turnover Condition, regardless if said date is on the Estimated Construction Delivery Date or not, shall be known as the “Actual Turnover Condition Date” or the “Actual Construction Delivery Date.” Landlord and Tenant will agree on certain construction milestones, and Landlord will provide Tenant with regular progress reports, in form, content, and frequency reasonably satisfactory to Tenant, regarding the agreed upon milestones and progress toward completion of construction.
(b)    Except for any Tenant Construction Delays and subject to Force Majeure, for each day after the Estimated Construction Delivery Date until the Actual Construction Delivery Date occurs, Tenant shall, as liquidated damages, receive two (2) days of abatement of Basic Annual Rent to be applied immediately following the Commencement Date regardless of any rental abatement period in the Lease (“Late Delivery Abatements”).
(c)    Subject to Force Majeure, in the event that the Actual Construction Delivery Date has not occurred by a date which is 120 days after the Estimated Construction Delivery Date, Tenant shall have the option, in its sole discretion, either to: (a) continue to receive the Late Delivery Abatements specified in Section 2.2(b); or (b) by written notice to Landlord delivered not later than 150 days after the Estimated Construction Delivery Date, elect to terminate this Lease, in which event, in addition to any other rights or remedies to which Tenant may be entitled under this Lease, Tenant shall be entitled to receive, and Landlord shall pay to Tenant within thirty (30) days after receiving Tenant’s notice of termination, any rents, deposits or other amounts Tenant has actually paid Landlord under the terms and conditions of this Lease. Notwithstanding the foregoing, and unless Tenant has elected to terminate this Lease pursuant to this Section 2.2(c), in the event the Actual Construction Delivery Date has not occurred on or before the date that is 180 days after the Estimated Construction Delivery Date, Tenant, as its sole remedy, shall have the right, and option, to terminate this Lease, in which event Tenant shall be entitled to receive, and Landlord shall pay to Tenant within thirty (30) days after receiving Tenant’s notice of termination, any rents, deposits or other amounts Tenant has paid Landlord, or to which Tenant shall be entitled, under the terms and conditions of this Lease. Notwithstanding any other provision of this Lease, Tenant shall not have the right or any remedy to terminate the Lease to the extent any deadlines specified in this Lease are missed due to Tenant Construction Delays or Force Majeure.
(d)    Tenant shall have the right to occupy the Leased Premises commencing on the Actual Construction Delivery Date and continuing through the “Commencement Date” (as defined below) for the purpose of constructing and installing Tenant Improvements. Such period shall be known as the “Tenant Improvement Construction Period”. Tenant shall have no obligation to pay any rent, operating expenses, parking charges, hoisting charges, electrical services expenses, water fees or charges, elevators and freight elevators use or access charges, HVAC costs or expenses, security fees, or after-hours or extra services charges, or other costs or expenses of any kind or nature by reason of this Lease or otherwise during the Tenant Improvement Construction Period.
(e)    The commencement of the Term of the Lease (the “Commencement Date”) shall be deemed to occur, upon that date which is the earlier of: (i) 150 days following the Actual Construction Delivery Date; or (ii) five (5) Business Days after “Substantial Completion” (as defined below) of Tenant Improvements excluding punch-list items. “Substantial Completion” shall be deemed to have occurred when both of the following have been satisfied: (w) The Leased Premises has been substantially completed pursuant to the final working drawings (excepting any punch-list items requiring completion), including the installation of substantially all of Tenant’s furniture, fixtures, equipment, and cabling; and (y) certificates of occupancy for the entirety of Leased Premises have been issued by the applicable governing authority based upon the configuration of Tenants furniture, fixtures, equipment, and cabling.
(f)    Should any of the above dates be delayed due to Landlord delay or events of Force Majeure, all dates shall move correspondingly such that the time periods between dates remains the same as outlined above, unless otherwise expressly agreed to in writing by Tenant.
2.3    Construction of Leased Premises. Landlord shall provide a tenant improvement allowance (the “Tenant Improvement Allowance”) to Tenant to partially reimburse Tenant for Tenant’s performance of the Tenant’s Construction Obligations in accordance with the requirements of attached Exhibit “B”. The Tenant Improvement Allowance shall be an amount equal to FIFTY-FIVE AND NO/100 DOLLARS ($55.00) per Rentable Square Foot in the Leased Premises. The Tenant Improvement Allowance shall be paid, or credited, to Tenant in accordance with the provisions of this Lease or attached Exhibit “B”. Any unused portion of the initial Tenant Improvement Allowance, as finally determined after resolution of all disputes between Landlord and Tenant regarding the use of the Tenant Improvement Allowance, at Tenant’s option exercised in writing, shall be paid to Tenant, in cash, or shall be credited to Tenant against the payments of Basic Annual Rent due pursuant to this Lease. Tenant reserves the right to hire third party professionals to perform its own space planning, design, and project management (including producing construction documents and mechanical and electrical plans).
2.4    Moving Allowance. Landlord shall provide a Moving Allowance of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000) to offset Tenant’s actual out-of-pocket moving expenses to be substantiated by invoices or a reasonable accounting. Subject to proper documentation, the Moving Allowance shall be paid to Tenant on the Commencement Date. Any unused portion of the Moving Allowance, at Tenant’s option exercised in writing, shall be paid to Tenant, in cash, or shall be credited to Tenant against the payments of Basic Annual Rent due pursuant to this Lease.
2.5    Preliminary Test Plan Allowance. In addition to any other allowance provided herein, Landlord shall reimburse Tenant or Tenant’s architect, separate and apart from the Tenant Improvement Allowance an amount not to exceed $0.10 per Rentable Square Foot in the Leased Premises to cover the cost of a one-time preliminary test plan done for the Building (“Test Plan Allowance”). In no event will Tenant be obligated to reimburse Landlord for the Test Plan Allowance. In the event the Tenant uses the Landlord’s architect for space planning, which shall be at Landlord’s cost, Landlord shall not be obligated to reimburse Tenant for the cost of space planning otherwise required by Tenant.
2.6    Amendment to Lease Recognizing the Commencement Date. At any time after the Commencement Date, Landlord or Tenant may request that the other Party enter into an amendment to this Lease in the form attached as Exhibit “D” confirming the Commencement Date, in which case each Party shall execute and deliver an amendment to this Lease in the form attached as Exhibit “D” within ten (10) business days after the request by the other Party.
2.7    Extension of Term. Tenant and its “Permitted Transferee” (as defined in Section 9.1(c)) shall have the right and option to extend the Term for two (2) consecutive renewal periods of five (5) years each (each, a “Renewal Term”). Tenant shall exercise its right and option for each Renewal Term by providing written notice to Landlord not later than fifteen (15) months before the expiration of the Term, as previously extended. If Tenant fails to timely give written notice exercising its option to extend for a Renewal Term, its right to extend for any further Renewal Terms shall be null and void. Tenant shall not have any renewal rights if then in default under the Lease (with any applicable grace and cure period having expired). Any right to a Renewal Term shall be personal to Tenant and its Permitted Transferee and shall not otherwise be transferrable or assignable. The provisions of this Lease shall apply during the Renewal Term. For avoidance of doubt, the Basic Annual Rent during the Renewal Terms shall continue at the then adjusted and escalated Basic Annual Rent and shall continue to escalate in accordance with the terms of this Lease at the annual rate of Two and One-Half percent (2.50%) per annum set forth in Section 3.1. All references to “Term” in this Lease shall also be deemed to include Renewal Terms if and to the extent Tenant’s right to a Renewal Term is timely and properly exercised.

III.	BASIC RENTAL PAYMENTS
3.1    Basic Annual Rent. Tenant agrees to pay to Landlord as basic annual rent (the “Basic Annual Rent”) at such place as Landlord may designate, without prior demand therefor and without any deduction or set off whatsoever, the sum of THIRTY-ONE AND 40/100 DOLLARS ($31.40) per Rentable Square Foot in the Leased Premises or approximately $1,381,600.00, per annum. The Basic Annual Rent shall be due and payable in twelve (12) equal monthly installments to be paid in advance on or before the first day of each calendar month during the term of the Lease. Basic Annual Rent shall escalate at the beginning of the second (21 anniversary of the Commencement Date and every anniversary of the Commencement Date thereafter on a cumulative basis by Two and One-Half percent (2.50%) per annum for each Rentable Square Foot in the Leased Premises. In the event the Commencement Date occurs on a day other than the first day of a calendar month, then Basic Annual Rent shall be paid on the Commencement Date for the initial fractional calendar month following the Commencement Date prorated on a per-diem basis based upon a thirty (30) day month.
3.2    Additional Monetary Obligations. Tenant shall also pay without offset or deduction as rent (in addition to the Basic Annual Rent) Additional Rent and all other sums of money as shall become due and payable by Tenant to Landlord under this Lease. Landlord shall have the same remedies in the case of a default in the payment of said other sums of money as are available in the case of a default in the payment of one or more installments of Basic Annual Rent.
3.3    First Month’s Rent. Upon the full and complete Lease execution by Tenant, Landlord and Boyer (together with the Expansion Option Agreement and the Work Letter), Tenant shall prepay the Basic Annual Rent estimated to be due and payable for the first full calendar month during the Term for which such Basic Annual Rent is payable (i.e., following the Rent Abatement Period described in Section 3.4 below), which shall be applied towards the first installments of Basic Annual Rent due and payable under this Lease from and after such Rent Abatement Period (with the understanding that, to the extent any such amount shall be insufficient to cover the Basic Annual Rent then due and payable under this Lease, Landlord shall notify Tenant, in advance and in writing, of the amount of any such deficiency).
3.4    Rent Abatement Period. Notwithstanding any other provision of this Lease, and provided that no default exists on the part of Tenant under this Lease, Landlord shall provide Tenant with an eight (8) consecutive calendar month abatement of Basic Annual Rent reduced by actual Common Area Expenses incurred by Landlord during such abatement period (and for which Tenant would otherwise be liable under this Lease), such abatement period commencing on the Commencement Date if the Commencement Date occurs on the first day of a calendar month or otherwise commencing on the first day of the first full calendar month following the Commencement Date. If this Lease is terminated as a result of a default by Tenant during the initial Term described in Section 2.1, the unamortized portion (total abatement amortized over ten (10) years) of the foregoing abated of Basic Annual Rent shall be immediately due and payable. For avoidance of doubt, and regardless of the fact that this Lease otherwise provides that Tenant shall pay Additional Rent only after the Base Year, Tenant shall pay as rent during the abatement period all actual Common Area Expenses related to the Building (but not any items constituting Common Area Expense Exclusions). The estimated amount of Common Area Expenses is SEVEN AND NO/100 DOLLARS ($7.00) per Rentable Square Foot per year. Accordingly, during the abatement period, Tenant shall pay on the first day of each calendar month during the abatement period estimated Common Area Expenses of $0.583 per Rentable Square Foot per calendar month, which shall be reconciled in accordance with Section 4.3 of this Lease as though it were Additional Rent.

IV.	ADDITIONAL RENT
4.1    Definitions. For purposes of this Lease, the terms set forth below shall mean the following:
(a)    “Actual Common Area Expense Increase” means the amount of the increase in Common Area Expenses in a particular calendar year over Common Area Expenses for the Base Year; provided that, for purposes of determining any Actual Common Area Expense Increase, those “Common Area Expenses” (as defined below) which are only attributable to the period after the Commencement Date shall be grossed up as if 2017 was a full calendar year.
(b)    “Additional Rent” shall mean the sum of Tenant’s Proportionate Share of the Actual Common Area Expense Increase plus all other amounts due and payable by Tenant under this Lease other than Basic Annual Rent.
(c)    “Base Year” shall mean the calendar year 2017; provided that, in the event of any Renewal Term, the Base Year for the Renewal Term shall be reset to be the first full twelve (12) month period of the Renewal Term.
(d)    “Common Area Expenses” shall mean all actual costs and expenses incurred by Landlord (whether or not any utilities are separately metered and paid directly by Tenant), properly chargeable against income in accordance with generally accepted accounting principles consistently applied, and fairly allocable to the applicable calendar year, including without limitation for 2017 as if a full calendar Base Year, which relate to the ownership, operation, management and maintenance of the Common Areas, the Building, the Property, and related improvements located thereon (the “Improvements”), subject to the “Common Area Expenses Exclusions” (defined below), including without limitation the following:
(i)    all real and personal property taxes, local improvement rates, and other ad valorem assessments (whether general or special, known or unknown, foreseen or unforeseen) and any tax or assessment levied or charged in lieu thereof, including, without limitation, any privilege or excise tax;
(ii)    the cost of all insurance maintained by Landlord on or with respect to the Building, the Improvements, the Common Areas or the Property, including, without limitation, casualty insurance, liability insurance, rental interruption (except in the event maintained by Tenant as contemplated under this Lease), workers compensation, any insurance required to be maintained by Landlord’s lender, and any deductible applicable to any claims made by Landlord under such insurance;
(iii)    snow removal, trash removal, cost of services of independent contractors, cost of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with day-to-day operation, maintenance, repair, and replacement of the Building, the Improvements, the Common Areas or the Property, its equipment and the adjacent walk and landscaped area (including, but not limited to janitorial, scavenger, gardening, security, parking, elevator, painting, plumbing, electrical, mechanical, carpentry, window washing, structural and roof repairs and reserves, signing and advertising), but excluding persons performing services not uniformly available to or performed for substantially all Building tenants;
(iv)    costs of all gas, water, sewer, electricity and other utilities used in the maintenance, operation or use of the Building, the Improvements, the Property and the Common Areas, cost of equipment or devices used to conserve or monitor energy consumption, supplies, licenses, permits and inspection fees;
(v)    accounting and legal fees;
(vi)    reasonable and fairly allocated maintenance expenses pursuant to a declaration or similar instrument that governs only the Buildings, and related landscaping, parking and improvements and other portions of the office park in which the Building is located;
(vii)    costs incurred by Landlord for alterations, repairs, and replacements which have a useful life of more than one (1) year, but only to the extent such expenditure is primarily and reasonably intended to reduce the cost of operation or maintenance of the Building or any portion thereof, and then only to the extent of the lesser of (A) the amount of that such reduction actually achieved in the pertinent Lease year, and (B) straight-line amortization pertaining to that Lease year of such costs over the improvement’s useful life;
(viii)    Property management fees not to exceed four percent (4%) of Basic Annual Rent received from the Building, the Improvements and the Common Areas; provided that the percentage shall not be increased over the percentage used during the Base Year;
(ix)    costs and expenses incurred to repair, restore or replace any portion of the Building or Property damaged by dogs brought onto the Property by Tenant or any invitees or employees of Tenant; and
(x)    the cost of maintaining the Rooftop Deck (as described in the Base Building Standards).
(e)    “Common Area Expenses Exclusions” means each of the following expenses incurred by Landlord, which, except as otherwise specified in this Lease, shall be the sole responsibility, cost or otherwise, of Landlord:
(i)    except as set forth in Section 4.1(d)(vii) above, depreciation and amortization;
(ii)    expenses incurred by Landlord to prepare, renovate, repaint, redecorate, or perform any other work in any space leased to an existing tenant or prospective tenant of a Building;
(iii)    expenses incurred by Landlord for repairs or other work occasioned by fire, windstorm, or other insurable casualty or condemnation (other than deductibles under such insurance);
(iv)    expenses incurred by Landlord to lease space to new tenants or to retain existing tenants, including leasing commissions, advertising, and promotional expenditures;
(v)    expenses incurred by Landlord to resolve disputes, enforce, or negotiate lease terms with prospective or existing tenants, or in connection with any financing, sale, or syndication of the Property;
(vi)    interest, principal, points and fees, amortization, or other costs associated with any debt and rent payable under any lease to which this Lease is subject and all costs and expenses associated with any such debt or lease and any ground lease rent, irrespective of whether this Lease is subject or subordinate thereto;
(vii)    expenses incurred for the repair, maintenance, or operation of any pay parking garage not associated with the Building, including but not limited to salaries and benefits of any attendants, electricity, insurance, and taxes;
(viii)    except as set forth in Section 1.4(d)(ix), costs incurred by Landlord for alterations, repairs, and replacements which have a useful life of more than one (1) year, except as specified elsewhere in this Lease including, without limitation, Section 4.1(d)(vii);
(ix)    expenses for the replacement of any item covered under warranty;
(x)    cost to correct any penalty or fine incurred by Landlord due to Landlord’s (but not Tenant’s) violation of any federal, state, or local law or regulation and any interest or penalties due for late payment by Landlord of any of the Common Area Expenses except to the extent Tenant did not timely reimburse Landlord for Tenant’s Proportionate Share of Common Area Expenses to the extent required by this Lease;
(xi)    cost of repairs necessitated by Landlord’s negligence or willful misconduct, or of correcting any latent defects or original design defects in the Building’s construction, materials, or equipment;
(xii)    expenses for any item or service which Tenant pays directly to a third person or entity or separately reimburses Landlord and expenses incurred by Landlord to the extent the same are reimbursable or reimbursed from any other tenants, occupants of the property, or third parties (other than as reimbursement as Common Area Expenses);
(xiii)    expenses for any item or service not provided to Tenant but exclusively to certain other tenants in the Building;
(xiv)    management costs or fees in excess of four percent (4%) of Basic Annual Rent received from the Building (excluding, for the purpose of such calculation, capital expenditures, tenant reimbursement, and ancillary income from other parties, such as income from antennae, or satellite dishes, paid parking, and security deposits, together with any interest accrued thereon), the Improvements and the Common Areas; provided that the percentage shall not be increased over the percentage used during the Base Year;
(xv)    salaries of employees above the grade of building superintendent or building manager, and the portion of employee expenses for employees whose time is not spent directly and solely in the operation of the Building;
(xvi)    Landlord’s general corporate overhead and administrative expenses including travel of ownership to the Building or any tenant appreciation events or gifts;
(xvii)    except to the extent caused by negligent or willful act of Tenant or arising out of the “Skullcandy Skatepark Facility” (as defined below) or any cafeteria, medical facility or childcare center or to any extent caused by a dog brought onto the Property by Tenant or its invitees or employees, expenses incurred by Landlord in order for the Building and Property to comply with all present and future laws (to the extent determinable at that time), ordinances, requirements, orders, directives, rules, and regulations of federal, state, county, and city governments and of all other governmental authorities having or claiming jurisdiction over the Building, including without limitation the Americans with Disabilities Act of 1990 (as amended), the Federal Occupational Safety and Health Act of 1970 (as amended), the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (as amended), and any of said laws, rules, and regulations relating to environmental, health, or safety matters;
(xviii)    replacement reserves except to the extent reasonably approved by Tenant;
(xix)    except as contemplated by subsection (xiv) above, fees paid by Landlord or affiliates of Landlord to the extent that such fees exceed the customary amount charged for the services provided;
(xx)    Common Area Expenses incurred by Landlord relative to retail stores, hotels, and any specialty services in the Building which are not conducted by Tenant;
(xxi)    Landlord’s cost of electricity and other services that are sold to tenants or for which Landlord is entitled to be reimbursed by tenants other than Tenant or other parties;
(xxii)    all costs incurred due to violation by Landlord or any tenant of the terms and conditions of any lease;
(xxiii)    costs and expenses due to termination or under-funding of any plan under ERISA or any other law or regulation governing employee pension plans or other benefits;
(xxiv)    HVAC modifications and replacement obligations necessary to comply with any Clean Air Act requirements, including ASHRAE standards, for the following but not limited to: maintenance, fresh air, chlorofluorocarbons (CFCs), and hydro chlorofluorocarbons (HCFCs);
(xxv)    cost of sculptures, paintings, and other objects of art;
(xxvi)    cost of gifts arising from Landlord’s charitable or political contributions;
(xxvii)    travel and entertainment costs;
(xxviii)    late fees assessed for Landlord’s failure to timely make any payment except to the extent Tenant did not timely reimburse Landlord for Tenant’s Proportionate Share of Common Area Expenses to the extent required by this Lease;
(xxix)    Controllable Common Area Expenses to the extent such Controllable Common Area Expenses are increased by more than four percent (4%) over the Common Area Expenses incurred in the prior year;
(xxx)    only in the event not maintained by Tenant as contemplated under this Lease (subject to any notice and opportunity to cure rights as specified in this Lease), business interruption or rental value insurance;
(xxxi)    any additional operating expenses incurred by Landlord relative to any declaration of covenants or restrictions to which the Building may be subject, except for reasonable and fairly allocated operating expenses pursuant to a declaration which governs only the Building, and related landscaping, parking and improvements, and other portions of the development or park in which the Building is located or of which the Building is a part;
(xxxii)    except to the extent caused by Tenant, cost associated with the removal or remediation of “Hazardous Materials” (as defined below) or other environmental substances or materials considered to be detrimental to the environmental, in violation of Applicable Laws, or detrimental to the health of Tenant or any other person or entity; and
(xxxiii)    unless, and only to the extent included pursuant to Section 4.1(d) above, other items not customarily included as of the date of this Lease as operating expenses or common area expenses in full service leases for single tenant office buildings in Summit County, Utah and Salt Lake County, Utah that are reasonably comparable to the Building.
(f)    “Common Areas” is defined in Section 20.1.
(g)    “Controllable Common Area Expenses” shall mean all Common Area Expenses that are within the reasonable control and influence of Landlord by use of commercially reasonable, good faith efforts, but shall not, in any event, include real estate taxes or assessments, insurance premiums, utilities, snow removal and permitted amortized capital expenses.
(h)    “Estimated Costs” shall mean Landlord’s estimate of Tenant’s Proportionate Share of the Actual Common Area Expense Increase for a particular calendar year.
(i)    “Tenant’s Proportionate Share” shall mean the percentage derived from the fraction, the numerator of which is the Rentable Square Feet in the Leased Premises and the denominator of which is the Rentable Square Feet in the Building. Because Tenant occupies all of the Rentable Square Feet in the Building, Tenant’s Proportionate Share is 100%.
4.2    Payment of Additional Rent. Additional Rent shall be paid as follows:
(a)    Prior to the beginning of the first calendar year following the Base Year, Landlord shall deliver to Tenant a statement showing the Estimated Costs for such calendar year. If Landlord fails to deliver such statement prior to January 1 of the applicable year, until the delivery of such statement, Tenant’s Estimated Costs shall be deemed to be the same amount of the Estimated Costs for the prior year; provided, however, if Landlord subsequently furnishes to Tenant a statement of such Estimated Costs, to the extent such Estimated Costs are greater than or less than the Estimated Costs paid on a year to date basis, Tenant shall either receive a credit or make a payment, in the amount of such difference on the next date on which Tenant makes a rental payment hereunder which is at least five (5) business days following Tenant’s receipt of such statement from Landlord.
(b)    Concurrent with each monthly payment of Basic Annual Rent due pursuant to Section 3.1 above, Tenant shall pay to Landlord, without offset or deduction, one-twelfth (1/12th) of the Estimated Costs, plus all other amounts due and owing by Tenant under this Lease which are not included as part of Estimated Costs (e.g., late payment charges).
4.3    Report of Common Area Expenses and Statement of Estimated Costs. Within one hundred twenty (120) days after each calendar year occurring during the term of this Lease (even in the event the Lease has expired prior to the expiration of such period), Landlord shall furnish Tenant with a written reconciliation statement (the “Landlord’s Statement”) comparing the Actual Common Area Expense Increase payable during the previous calendar year against the amounts actually paid by Tenant during the previous calendar year pursuant to Section 4.2 above. If the annual reconciliation statement of costs indicates that the Estimated Costs paid by Tenant for any year exceeded the Actual Common Area Expense Increase, Landlord, at its election, shall either (a) promptly pay the amount of such excess to Tenant, or (b) apply such excess against the next installment of Basic Annual Rental or Additional Rent due hereunder. If the annual reconciliation statement of costs indicates that Estimated Costs paid by Tenant for any year is less than the actual amounts Actual Common Area Expense Increased Cost for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days of Tenant’s receipt of such reconciliation statement.
4.4    Audit Rights. Every statement given by Landlord pursuant to Section 4.3 shall be conclusive and binding upon Tenant unless within twenty-four (24) months after the receipt of such statement Tenant shall notify Landlord that it disputes the correctness thereof. During the period of twenty-four (24) months after receipt of Landlord’s Statement, Tenant’s advisor, which is not compensated on a contingency basis may, for the purpose of verifying the Common Area Expenses, inspect the records of the material reflected in Landlord’s Statement, including such materials and statements for previous years, as applicable, at a reasonable time mutually-agreeable to Landlord and Tenant. The parties recognize the confidential nature of Landlord’s books and records and hence agree that before Landlord shall afford Tenant’s advisor reasonable access to Landlord’s books and records, including the copying of said material in order to complete a thorough analysis of the expenses, Tenant and its advisor shall enter into a confidentiality agreement in form and substance reasonably satisfactory to Landlord, whereby Tenant and its advisor shall agree, as a condition precedent to their review of such books and records, not to disclose any of the information disclosed in connection with such review to any third person or entity (subject to standard nondisclosure exceptions, including without limitation, disclosures ordered by a court or otherwise required to comply with Applicable Laws). Failure of Tenant to challenge any item in Landlord’s Statement within twenty four (24) months after Tenant’s receipt of Landlord’s Statement shall be construed as a waiver of Tenant’s right to challenge such items. In the event Tenant’s audit of Landlord’s Statement discloses discrepancies, Tenant shall disclose the results of such audit to Landlord. Landlord shall have a period of sixty (60) days to review Tenant’s audit reports and determine if Landlord disputes such reports. If Landlord disputes the results of Tenant’s audit reports, Landlord shall give written notice of such disputes within such sixty (60) day period. Landlord and Tenant shall work in good faith to resolve any disagreements resulting from Tenant’s audit. If Landlord and Tenant cannot resolve such disputes within thirty (30) days of the date Landlord gives notice to Tenant of Landlord’s dispute, either Party may refer the decision of the issues raised, if any, to a reputable, nationally-recognized independent firm of certified public accountants (or other organization whose core competency is deemed to be within this specialty area) selected by Tenant and reasonably approved by Landlord. The selected firm shall be deemed to be acting as an expert and not as an arbitrator, and a determination signed by the selected expert shall be final and binding on both Landlord and Tenant. Landlord shall afford such expert reasonable access to Landlord’s books and records to the extent such expert deems necessary in order to reach their decision, which decision shall be rendered by the expert within thirty (30) days of the date the expert is retained. In connection therewith, Tenant and such expert shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties shall agree not to disclose any of the information disclosed in connection with such review to any third person or entity (subject to standard nondisclosure exceptions, including without limitation, disclosures ordered by a court or otherwise required to comply with Applicable Laws). Notwithstanding the foregoing, in the event Tenant’s advisor shall determine (and such determination is not successfully challenged by Landlord within thirty (30) days following Landlord’s receipt of written notice of such determination), or the expert mutually selected by Landlord and Tenant as provided above shall determine, that Landlord’s Statement for the subject year or any previous years, if applicable, has overcharged Tenant for Common Area Expenses, then Landlord shall refund or credit to Tenant the amount of the overcharge. If such audit shall determine that Landlord has overstated actual Common Area Expenses by more than five percent (5%), Landlord shall, in addition, reimburse Tenant for the reasonable out-of-pocket expenses incurred by Tenant in connection with such audit (including the out of pocket costs of retaining its advisor) and, if applicable, expert review. If such audit and, if applicable, expert review, shall determine that (1) Landlord has not overstated actual Common Area Expenses, or (2) has overstated actual Common Area Expenses by less than five percent (5%) then, Tenant shall pay the costs of such audit (including the out of pocket costs of retaining its advisor) and, if applicable, the expert review.
4.5    Limitations. Nothing contained in this Part IV shall be construed at any time so as to reduce the monthly installments of Basic Annual Rent payable hereunder (other than in connection with any credit afforded to Tenant, at Landlord’s election, under Section 4.4) below the amount set forth in Section 3.1 of this Lease.

V.	SECURITY DEPOSIT - Intentionally Omitted.

VI.	USE
6.1    Uses of Leased Premises. Subject to Applicable Laws, Tenant shall have the right to use and occupy the Leased Premises as general business offices and any uses ancillary or incidental thereto, including without limitation, workshops, sound rooms, paint booths, a cafeteria, kitchen facilities, and/or research, production and light manufacturing facilities reasonably necessary or appropriate for the business of Tenant or otherwise contemplated under Exhibit “B” (individually or collectively, the “Uses”), and, in furtherance of, and in connection with any such Uses. Subject to Applicable Laws, Tenant may also construct, use and operate within the Building (a) a street-level, exterior-facing retail component within the Building, which will be operated solely by Skullcandy, will only sell Skullcandy merchandise, will be open and sell to the public, may be used for promotional and marketing purposes, and will may have street/parking lot and building lobby access (the “Skullcandy Retail Facility”), and (b) a recreational environment for skateboarding and inline skating (as well as bicycles, scooters, and other non-motorized devices (the “Skullcandy Skatepark Facility”), which may include, without limitation, half-pipes, quarter-pipes, handrails, ramps, stairs, and similar improvements; provided that Tenant shall be responsible for any licenses or permits required by Summit County, Utah for the operation of the Skullcandy Retail Facility and the Skullcandy Skatepark Facility.
The Leased Premises shall be used and occupied for no other purpose whatsoever without the prior written consent of Landlord. During the Term of this Lease and except as provided in the next sentence, Landlord shall not lease space within Park City Tech Center to companies that are in the business of manufacturing and selling consumer electronic headphone/audio industry and which derive more than thirty (30) percent of their gross revenues from and after the Commencement Date from the sales of consumer electronic headphone/audio; provided, the foregoing exclusivity provision shall expire if: (a) Tenant Transfers its rights under this Lease to any person or entity other than to a Permitted Transferee; (b) Tenant is in default under its lease; or (c) Tenant is not operating in substantially all of the Leased Premises.
6.2    Prohibition of Certain Activities or Uses. Tenant shall not do or permit anything to be done in or about, or bring or keep anything in the Leased Premises or the Property which is prohibited by this Lease or which will, in any way or to any extent:
(a)    except as and to the extent specified in this Lease, adversely affect any fire, liability, or other insurance policy carried with respect to the Building, the Improvements, the Common Areas, the Property, or any of the contents of the foregoing (except with Landlord’s express written permission, will not be unreasonably withheld, but which may be contingent upon Tenant’s agreement to bear any additional costs, expenses or liability for risk that may be involved);
(b)    except as and to the extent specified in this Lease, obstruct, interfere with any right of, or injure or annoy any other tenant or occupant of the Building, the Common Areas, the Improvements, or the Property;
(c)    conflict with or violate any law, statute, ordinance, rule, regulation or requirement of any governmental unit, agency, or authority (whether existing or enacted as promulgated in the future, known or unknown, foreseen or unforeseen);
(d)    adversely overload the floors or otherwise damage the structural soundness of the Leased Premises or Building, or any part thereof (except with Landlord’s express written permission, which will not be unreasonably withheld, but which may be contingent upon Tenant’s agreement to bear any additional costs, expenses, or liability for risk that may be involved); or
(e)    except as and to the extent specified in this Lease, take any action which causes a violation of any restrictive covenants or any other instrument of record applying to the Property (for the avoidance of doubt, in the event of any conflict between any such restrictive covenants or any other instrument of record [other than, with the understanding that Tenant shall not be responsible for any obligations of Boyer or Landlord thereunder, the Development Agreement], the terms and conditions of this Lease shall control).
6.3    Affirmative Obligations with Respect to Uses.
(a)    Tenant will (i) comply with all Applicable Laws now in force or which hereafter may be in force, of any lawful governmental body or authorities having jurisdiction over the Leased Premises; (ii) will keep the Leased Premises and every part thereof in a clean, neat, and orderly condition, free of objectionable noise, odors, or nuisances; (iii) will in all respects and at all times fully comply with all health and policy regulations; and (iv) will not suffer, permit, or commit any waste; provided that, except as expressly set forth in Article X of this Lease, Tenant makes no representations and warranties as to Applicable Laws pertaining “Hazardous Materials” (defined below).
(b)    Landlord hereby represents and warrants, as of the Commencement Date, that the Leased Premises, the Building, the Common Areas and the Property will comply with all Applicable Laws and, further, that subject to any licenses and permits required for the operation of the Skullcandy Retail Facility and the Skullcandy Skatepark Facility required by Summit County, Utah, the Uses will be conditional or permitted uses under all Applicable Laws; provided that, notwithstanding the foregoing or any other term or condition of this Lease, Landlord, in consultation with Tenant (and at Landlord’s sole cost and expense), shall be responsible for any consents, procedures or approvals that may be required under the terms and conditions of the Development Agreement in connection with the exercise by Tenant or Landlord of any rights, remedies or obligations under this Lease; provided that, except as expressly set forth in this Article X of this Lease, Landlord makes no representations and warranties as to Applicable Laws pertaining to “Hazardous Materials” (defined below). Landlord shall be responsible to ensure, at Landlord’s expense, as of the Commencement Date and during the Term (including any extensions thereof), that the Building, Improvements and all Common Areas (including without limitation elevator lobbies, stairwells, restrooms) comply with all such Applicable Laws, whether now or hereafter in effect, including, without limitation, all applicable requirements of the Americans with Disabilities Act of 1990, and all rules and regulations which may be promulgated thereunder from time to time and whether relating to barrier removal, providing auxiliary aids and services or otherwise (collectively, the “ADA”), or which may hereafter become effective, except to the extent the Leased Premises, Building or Common Areas are exempt or otherwise excepted from complying with such laws as a result of the Leased Premises, Building or Common Areas being built before such Laws, and/or except to the extent such compliance obligation is a result of the following (the “Compliance Exceptions”): (i) the Skullcandy Skatepark Facility; (ii) any cafeteria or childcare center constructed and operated by or for Tenant as an ancillary use; or (iii) alterations or additions made to the Leased Premises by Tenant (including, without limitation, any improvements made by the Tenant in accordance with attached Exhibit “B”), and not such laws as are applicable to all users of office space. For the avoidance of doubt, and except for the Compliance Exceptions, all capital costs to comply with Applicable Laws (present and future), including without limitation the ADA, in Common Areas of the Building, including without limitation any restrooms within, or serving, the Building, will be the responsibility of Landlord (except as otherwise provided in this paragraph) and not included in Common Area Expenses or otherwise charged to Tenant.
6.1    Suitability. Tenant acknowledges that, except as expressly set forth in this Lease, neither Landlord nor any other person has made any representation or warranty with respect to the Leased Premises or any other portion of the Building, the Common Areas, or the Improvements and that no representation has been made or relied on with respect to the suitability of the Leased Premises or any other portion of the Building, the Common Areas, or Improvements for the conduct of Tenant’s business. The Leased Premises, Building, and Improvements (and each and every part thereof) shall be deemed to be in satisfactory condition unless, within sixty (60) days after Substantial Completion , Tenant shall give Landlord written notice specifying, in reasonable detail, the respects in which the Leased Premises, Building, or Improvements are not in satisfactory condition; provided that any failure to so notify Landlord shall not relieve Landlord of any part or all of its continuing obligations with respect the Building, the Common Areas, the Leased Premises, or the Improvements under this Lease.
6.2    Taxes. Tenant shall pay all taxes, assessments, charges, and fees which during the term hereof may be imposed, assessed, or levied by any governmental or public authority against or upon Tenant’s use of the Leased Premises or any personal property or fixture kept or installed therein by Tenant and on the value of leasehold improvements to the extent that the same exceeds Building allowances. Tenant shall pay all sales and use taxes imposed on account of sales from the Skullcandy Retail Facility.

VII.	UTILITIES AND SERVICE
7.1    Obligation of Landlord. During the term of this Lease, Landlord agrees to cause to be furnished to the Leased Premises the following utilities and services, the cost and expense of which shall be included in Common Area Expenses:
(f)    Electricity, water, gas and sewer service; provided, however, that any after-hours electricity charges for lighting shall be part of Operating Expenses at actual cost and shall not be charged separately or with any add-ones, after hours charges or premiums therefor, but shall in all events be included in Common Area Expenses.
(g)    Telephone connection, but not including telephone stations and equipment (it being expressly understood and agreed that Tenant shall be responsible for the ordering and installation of telephone lines and equipment which pertain to the Leased Premises).
(h)    Heat and air-conditioning to such extent and to such levels as, in Landlord’s judgment, is reasonably required for the comfortable use and occupancy of the Leased Premises subject however to any limitations imposed by any government agency. The parties agree and understand that the above heat and air-conditioning will be provided Monday through Friday from 7:00 a.m. to 7:00 p.m. and Saturday from 8:00 a.m. to 3:00 p.m. (excluding New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day) (“Normal Business Hours”). Fresh air levels shall be maintained in accordance with prevailing Class A standards and ASHRAE‑62‑1989 standards (or current) (ventilation for acceptable indoor air quality). The Landlord shall also provide adequate thermal environmental comfort and air velocity limits in accordance with ASHRAE‑55 (or current).
(i)    Janitorial service, including without limitation trash and recycling receptacles as generally required for the Uses and/or otherwise available in or to the Property, and including without limitation those services set forth and described in attached Exhibit “E”.
(j)    A card-access security system (“Building Card-Access Security System”) with card readers at all exterior Building entries and exits, all elevators, and all fire stairway entries and exits. Tenant shall install an internal card-access security system (“Leased Premises Card-Access Security System”) at Tenant’s sole cost and expense (but Tenant may use a portion of the Tenant Improvement Allowance for the same). Tenant and Landlord shall cooperate to ensure that the Building Card-Access Security System shall be fully-integrated with the Leased Premises Card-Access Security System so that only one card is required for entry through the Building and into the Leased Premises.
(k)    Exterior security lighting around the Building and in the parking areas, consisting with other Class A Office Building in the Snyderville Junction, Summit County area.
(l)    A fully-functional building-wide public address system to be used for emergency notifications to Building occupants. A fire control panel with voice annunciation capabilities will be provided by Landlord as part of the Base Building. All speakers, amplifiers, wiring and related installation costs shall be paid for out of the Tenant Improvement Allowance.
(m)    A CCTV system with videotaping capabilities located at all Building entrances and exits, including parking facilities, loading docks, and freight elevator lobbies. The CCTV system shall be paid for out of the Tenant Improvement Allowance.
(n)    Snow removal service.
(o)    Landscaping and grounds keeping service.
(p)    Access to the Leased Premises, including elevator service twenty-four (24) hours a day.
(q)    Trash removal service, including without limitation trash and recycling receptacles as generally required for the Uses and/or otherwise available in or to the Property, and including without limitation those services set forth and described in attached Exhibit “E”.
7.2    Tenant’s Obligations. Tenant shall arrange for and shall pay the entire cost and expense of all telephone stations, equipment and use charges, electric light bulbs (but not fluorescent bulbs used in fixtures originally installed in the Leased Premises), supplemental heat and air-conditioning units which are installed by Tenant, all licensing, inspection and other costs for the Skullcandy Skatepark Facility and any cafeteria, medical clinic or child care center, and all other materials and services not expressly required to be provided and paid for pursuant to the provisions of Section 7.1 above, and such costs shall not be included in Common Area Expenses.
7.3    Additional Limitations.
(a)    Tenant will not, without the written consent of Landlord, which shall not be unreasonably withheld, use any apparatus or device on the Leased Premises other than as allowed by reason of the specifications set forth in attached Exhibit “B,” which will in any way or to any extent increase the amount of electricity or water usually furnished or supplied for use on the Leased Premises for the use designated in Section 6.1 above, nor connect with either electrical current (except through existing electrical outlets in the Leased Premises), water pipes, or any apparatus or device, for the purposes of using electric current or water. Without limiting the generality of the foregoing, any use of electricity for supplemental heating or cooling requirements associated with a data center, kitchen facilities, a cafeteria, or any other use ancillary to the Uses which has higher electrical use than a general office, may, at Landlord’s option, be sub-metered, but shall not be billed separately to Tenant or excluded from any part of the Common Area Expenses.
(b)    If Tenant shall require water or electric current in excess of that usually furnished or supplied for use of the Leased Premises, or for purposes other than those designated in Section 6.1 above, Tenant shall first procure the consent of Landlord for the use thereof, which consent shall not be unreasonably withheld, conditioned or delayed; provided that Tenant shall be responsible for any charges therefor.
(c)    If and where heat generating machines devices are used in the Leased Premises by or at the direction of Tenant, which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right to install additional or supplementary air conditioning units for the Leased Premises, and, except to the extent already included within Common Area Expenses, the entire cost of installing, operating, maintaining and repairing the same shall be paid by Tenant to Landlord promptly after demand by Landlord.
(d)    In the event that Tenant requires the use of ventilation/air conditioning before or after Normal Business Hours, the costs and expenses incurred in connection with such ventilation/air conditioning usage by Tenant during such after-hours use shall be billed to Tenant at a rate of TWENTY-FIVE AND NO/100 DOLLARS ($25.00) per floor per hour of use, and such costs shall be excluded from Common Area Expenses but payable in addition to Common Area Expenses payable by Tenant, if any.
7.4    Limitation on Landlord’s Liability. Except as set forth in this Section 7.4, Landlord shall not be liable for any failure to provide or furnish any of the foregoing utilities or services if such failure was reasonably beyond the control of Landlord and Tenant shall not be entitled to terminate this Lease or to effectuate any abatement or reduction of rent by reason of any such failure. If utilities and services are interrupted for more than three (3) consecutive calendar days as a result of Landlord’s or another tenants’ acts or omissions (other than a sublessee or assignee of Tenant),such that the Leased Premises cannot be used for the Uses, then upon written notice to Landlord and its lender, Tenant shall have the right to cease its payment of Rent and any additional rent payments for such days the interruption continues beginning two (2) days after such notice until such service is reinstated. Landlord shall not be obligated to reimburse Tenant for any costs, lost revenue, or consequential damages due to the interruption in Building services. If such interruption by reason of the fault of Landlord shall continue for sixty (60) days after such notice, Tenant shall have the right, in its sole discretion and in addition to any other remedies available to Tenant, to terminate the Lease. This provision does not apply in the event of interruptions beyond the control of Landlord regardless of the length of such interruptions.
7.5    Tenant Audit Rights. Landlord shall provide Tenant’s designated representative with the right to review on an annual basis documentation, records, reports, and systems in order to confirm that the Building’s primary and secondary electrical, mechanical, fire protection, and life-safety systems have been inspected by appropriate authorities and have been found to be in full compliance with the Lease and any Applicable Laws. Tenant’s review shall verify, among other things, that a full-flow test of all fire pumps and a test of the fire panel have been completed in accordance with Applicable Laws.
7.6    Service Contracts; Property Management. Initially, an affiliate of Landlord shall be the manager of the Property. Landlord may provide, or throughout the Term may cause an affiliate to provide, management for the Property or Landlord may contract with a third party provider other than Landlord or its affiliate, to manage the Property. Any new manager or management contract entered into following the Lease Commencement Date with a third party provider that is not an affiliate of Landlord shall be subject to the approval of Tenant, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing to the contrary, Tenant shall have no right to approve a new management agreement or management company in connection with the transfer of the Property to an unaffiliated third person or entity. Tenant shall have no responsibility to contract for services required to be provided by Landlord under this Lease. Tenant may give written notice to Landlord of any unsatisfactory performance (in Tenant’s reasonable determination) of property management personnel for the Property. Landlord shall have forty five (45) days following such notice in which to correct such performance or such longer period of time as may be reasonably necessary, so long as Landlord promptly commences such correction following such notice and thereafter diligently prosecutes the same to completion. If Landlord fails to correct such performance in accordance with the immediately preceding sentence, Tenant may, by written notice, direct Landlord to replace such non-performing personnel. If Landlord fails to replace such non-performing personnel within thirty (30) days after such second notice, or if Landlord fails to correct unsatisfactory performance of property management personnel for the Property within the applicable notice and cure period on more than two (2) occasions in any twelve (12) month period, then Tenant may, by a third written notice given to Landlord, direct Landlord to utilize a third party property management company for the Property that is reasonably satisfactory to both Landlord and Tenant.

VIII.	MAINTENANCE AND REPAIRS; ALTERATIONS; ACCESS
8.1    Maintenance and Repairs by Landlord. Landlord shall maintain in good order, condition, and repair the Building, the Common Areas, and the Improvements. Landlord shall have no duty to repair or replace any damage to the Building, the Common Areas, the Improvements, or the Leased Premises occasioned by the negligence or willful misconduct of Tenant or the “Tenant Related Parties” (as defined in Section 10.1 below). In addition to and without limiting the generality of the foregoing, Landlord shall also be solely responsible, at Landlord’s expense (except to the extent repair or maintenance is necessary as a result of the negligence or willful misconduct of Tenant, in which event such repairs shall be at Tenant’s expense), for (a) the repair and maintenance of structural components (e.g., roof; roof membrane, foundation, external walls, exterior glass and interior structural walls, including without limitation such elements of any parking structures), utility lines, sewer and water mains, and all Building systems (e.g., electrical and mechanical), equipment, and facilities (excluding any of the same installed by Tenant), and (b) correcting latent defects in the design and construction of the shell of the Building or any parking structures or outdoor amenities, except for any latent defects resulting from “Alterations” (defined below) performed by Tenant (the repairs and associated costs of which shall be reasonable and customary, performed by Landlord, and separately charged to Tenant). The costs of any such repair of latent defects (whether the responsibility of Landlord or Tenant as provided in this paragraph) shall not, in any event, be included in or charged to Tenant as Common Area Expenses and shall be Common Area Expenses Exclusions.
8.2    Maintenance and Repairs by Tenant. Except as otherwise the obligation of Landlord under this Lease, Tenant, at Tenant’s sole cost and expense and without prior demand being made, shall maintain the Leased Premises in good order, condition and repair, and will be responsible for the painting, carpeting, or other interior design work of the Leased Premises beyond the initial construction phase as specified in Section 2.3 and attached Exhibit “B” of the Lease and shall maintain all equipment and fixtures installed by Tenant. If repainting or recarpeting is required and authorized by Tenant, the cost for such are the sole obligation of Tenant and shall be paid for by Tenant immediately following the performance of said work and a presentation of an invoice for payment. Tenant shall in a good and workmanlike manner repair or replace any damage to the Building, the Common Areas, the Improvements, or the Leased Premises occasioned by the willful or negligent acts of Tenant or the Tenant Related Parties.
8.3    Alterations. Except as set forth on attached Exhibit “B” attached hereto, Tenant shall not without first obtaining Landlord’s written approval, which shall not be unreasonably withheld, conditioned or delayed: (a) make or cause to be made any alterations, additions, or improvements to the Leased Premises (collectively, “Alterations”); (b) install or cause to be installed any fixtures, signs, floor coverings, interior or exterior lighting, plumbing fixtures, shades or awnings; or (c) make any other changes to the Leased Premises without first obtaining Landlord’s written approval, except for interior non-structural Alterations to the Leased Premises, which shall not require Landlord’s consent, so long as the costs for such non-structural Alterations do not exceed FIFTY THOUSAND AND NO/100 DOLLARS ($50,000) per Alteration. The foregoing notwithstanding, if the proposed Alteration is, in Landlord’s reasonable judgment, (a) likely to affect the structure of the Building or the electrical, plumbing, life safety or HVAC systems, (b) does not comply with Applicable Laws, (c) affects the exterior of the Leased Premises, (d) violates any existing covenants, conditions or restrictions affecting the Property or violates Landlord’s loan documents, or (e) would unreasonably interfere with the normal business operations of other Tenants in the Building, if any, such consent may be withheld at the sole and absolute discretion of Landlord (provided that Landlord notifies Tenant in writing of such determination, including Landlord’s explanation of the basis therefor, within thirty (30) days after receipt of Tenant’s proposal in accordance with this paragraph); except for the foregoing, Landlord’s approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall present to Landlord plans and specifications for such work at the time approval is sought. In the event Landlord consents to the making of any Alterations to the Leased Premises by Tenant, the same shall be made by Tenant at Tenant’s sole cost and expense. All such work shall be done only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. All such work with respect to any Alterations shall be done in a good and workmanlike manner and diligently prosecuted to completion such that, except as absolutely necessary during the course of such work, the Leased Premises shall at all times be a complete operating unit. Any such Alterations shall be performed and done strictly in accordance with all laws and ordinances relating thereto. In performing the work or any such alterations, additions, or changes, Tenant shall have the same performed in such a manner as not to obstruct access to any portion of the Building. Any Alterations to or of the Leased Premises, including, but not limited to, wallcovering, paneling, and built-in cabinet work, but excepting movable furniture and equipment, shall at once become a part of the realty and shall be surrendered with the Leased Premises.
8.4    Landlord’s Access to Leased Premises. Landlord shall have the right to place, maintain, and repair all utility equipment of any kind in, upon, and under the Leased Premises as may be necessary for the servicing of the Leased Premises and other portions of the Building. Upon providing not less than forty-eight (48) hours advance notice to Tenant except in the event of an emergency relating to a possible violation of law or possible damage to property or persons, Landlord shall also have the right to enter the Leased Premises at all reasonable times to inspect or to exhibit the same to prospective purchasers, mortgagees, tenants and lessees (but in the case of prospective tenants or lessees, only during the last twelve (12) months of the Term), and to make such repairs, additions, alterations, or improvements as Landlord may deem desirable. Landlord shall be allowed to take all material upon said Leased Premises that may be required therefor without the same constituting an actual or constructive eviction of Tenant in whole or in part, the rents reserved herein shall in nowise abate while said work is in progress by reason of loss or interruption of Tenant’s business or otherwise, and Tenant shall have no claim for damages arising from such interruption of Tenant’s business except as otherwise expressly provided for in this Lease. During the three (3) months prior to expiration of this Lease or of any renewal term, Landlord may place upon the Leased Premises “For Lease” or “For Sale” signs which Tenant shall permit to remain thereon. Notwithstanding the foregoing, however, Landlord shall at all times use its good faith, commercially reasonable efforts to minimize any interference with or interruption of Tenant’s business or its use and enjoyment of the Leased Premises in connection with the exercise of any of the foregoing rights.

IX.	ASSIGNMENT
9.1    Definitions. As used in this Lease:
(e)    “Pledge” means to pledge, encumber, mortgage, assign (whether as collateral or absolutely) or otherwise grant a lien or security interest in this Lease or any portion of the Leased Premises as security for, or to otherwise assure, performance of any obligation of Tenant or any other person.
(f)    “Sublease” means to lease or enter into any other form of agreement with any other person, whether written or oral, which allows that person or any other person to occupy or possess any part of the Leased Premises for any period of time or for any purpose.
(g)    “Permitted Transferees” means an assignee, sublessee or transferee pursuant to a Permitted Transfer.
(h)    “Permitted Transfers” means the transfers permitted under Section 9.5
(i)    “Transfer” means to sell, assign, transfer, exchange or otherwise dispose of or alienate any interest of Tenant in this Lease, whether voluntary or involuntary or by operation of law, including, without limitation: (i) any such Transfer by foreclosure sale, deed in lieu of foreclosure, levy or attachment; (ii) any direct or indirect Transfer of fifty percent (50%) or more of any one of the voting, capital or profits interests in Tenant; and (iii) any Transfer of this Lease from Tenant by merger, consolidation, transfer of assets, or liquidation or any similar transaction under any law pertaining to corporations, partnerships, limited liability companies or other forms of organizations.
9.2    Transfers, Subleases and Pledges Prohibited. Except with the prior written consent of Landlord in each instance, and except for the Permitted Transfers, Tenant shall not Transfer or Pledge this Lease, or Sublease or Pledge all or any part of the Leased Premises. Consent of the Landlord to any of the actions described in the previous sentence for which consent is required shall be deemed granted and delivered only if obtained strictly in accordance with and pursuant to the procedure set forth in Section 9.3 of this Lease and is memorialized in a writing signed by Landlord that refers on its face to Section 9.3 of this Lease. Any other purported Transfer, Sublease or Pledge that is not a Permitted Transfer shall be null and void, and shall constitute a default under this Lease which, at the option and election of Landlord exercisable in writing at its sole discretion (subject to the notice and cure periods in the event of any alleged default by Tenant under this Lease, with the understanding that if, in any such event, Tenant shall be unable to rescind any such Transfer, Sublease or Pledge and dispossess any such assignee or sublessee within any such notice and cure periods, any such Transfer, Sublease or Pledge then shall be a default under this Lease and entitle Landlord to so terminate this Lease or exercise any other remedy available at law or equity), shall result in the immediate termination of this Lease; provided, it Landlord does not terminate this Lease, it may exercise any other remedies available to it under this Lease or at law or equity. Consent by Landlord to any Transfer, Sublease or Pledge shall not operate as a waiver of the necessity for consent to any subsequent Transfer, Sublease or Pledge, and the terms of Landlord’s written consent shall be binding upon any person holding by, under, or through Tenant. Unless expressly provided for herein, any Landlord’s consent to a Transfer, Sublease or Pledge shall not relieve Tenant from any of its obligations under this Lease, all of which shall continue in full force and effect notwithstanding any assumption or agreement of the person to whom the Transfer, Sublease or Pledge pertains.
9.3    Consent of Landlord Required:
(a)    If Tenant proposes to make any Transfer, Sublease or Pledge it shall immediately notify Landlord in writing of the details of the proposed Transfer, Sublease or Pledge, and shall also immediately furnish to Landlord sufficient written information and documentation reasonably required by Landlord to allow Landlord to assess the business to be conducted in the Leased Premises by the person to whom the Transfer, Sublease or Pledge is proposed to be made, the financial condition of such person and the nature of the transaction in which the Transfer, Sublease or Pledge is to occur. If Landlord reasonably determines that the information furnished by Tenant is insufficient for the purposes described above, Landlord may request in writing that Tenant provide such additional information as Landlord may reasonably require in order to evaluate the proposed Transfer, Assignment or Pledge.
(b)    Except in the event of a Permitted Transfer to a Permitted Transferee, Landlord shall have the absolute right to reject any proposed Transfer, Sublease or Pledge under any of the following circumstances:
(i)    If, as a result of the Transfer, Sublease or Pledge, Landlord or the Leased Premises would be subject to a material expense in connection with the compliance with any law, ordinance, regulation or similar governmental requirement to which Landlord or the Leased Premises were not previously subject, or as to which Landlord or the Leased Premises has a variance, exemption or similar right not to comply including, without limitation, that certain act commonly known as the “Americans with Disabilities Act of 1990”, and any related rules or regulations, or similar state or local laws relating to persons with disabilities.
(ii)    A Transfer, Sublease or Pledge to any other person which, at that time has an enforceable lease for any other space in the Building or any prospective tenant with whom the Landlord has, in the prior twelve (12) months negotiated with to lease space in the Building.
(iii)    A sublease of less than all of the Leased Premises where the configuration or location of the subleased premises might reasonably be determined by Landlord to have any adverse effect on the ability of Landlord to lease the remainder of the Leased Premises if the Landlord were to terminate this Lease but agree to agree to be bound by the Sublease.
(iv)    The person to whom the Transfer, Sublease or Pledge is to be made will not agree in writing to be bound by the terms and conditions of this Lease; provided that the Lease shall not be enforceable against the person to whom the Lease or Leased Premises is to be Pledged until after the foreclosure or other realization upon its lien or security interest.
(c)    Notwithstanding the foregoing provisions of this Section 9.3, and except where the proposed assignee or subtenant is at the date of the proposed Transfer the subject of a bankruptcy or insolvency case, or is, at the date of the proposed Transfer, the subject to a receivership, Landlord shall not impose any financial requirements on the assignee or subtenant as a condition for approval provided the named Tenant herein remains fully liable for all obligations under the Lease. Subject to the foregoing, and except as set forth in Section 9.3(b), Landlord’s consent shall not be unreasonably withheld, provided that: (i) Tenant promptly provides to Landlord all information reasonably requested by Landlord pursuant to Section 9.3(a), subject to any reasonably necessary or appropriate confidentiality requirements therefor, and Landlord reasonably determines that such information is sufficient to allow Landlord to accurately evaluate the financial condition of the person to whom the Transfer, Sublease or Pledge is to be made; and (ii) Tenant and the person to whom the Transfer, Sublease or Pledge is to be made agree in writing to all of the rights of Landlord set forth in Section 9.4.
(d)    Notwithstanding any term or condition hereof, Landlord shall not have any recapture rights during the Term of this Lease and, further, there shall be no restrictions, except as specified in this Lease, on the amounts, or terms, of any such Transfer, Sublease or Pledge.
9.4    Landlord’s Right in Event of Assignment or Sublease. With respect to any Transfer, Sublease or Pledge for which Landlord’s consent is required under this Lease:
(a)    If Landlord consents in writing to any Transfer or any Sublease, Landlord may collect rent and other charges and amounts due under this Lease from the person to whom the Transfer was made or under the sublease from any person who entered into the Sublease, and Landlord shall apply all such amounts collected to the rent and other charges to be paid by Tenant under this Lease. If Landlord consents in writing to any Pledge of this Lease or any portion of the Leased Premises, and the person to whom the Pledge was made forecloses or otherwise realizes upon any interest in this Lease or in any portion of the Leased Premises, Landlord may collect rent and other charges and amounts due under this Lease from such person, and Landlord shall apply the amount collected to the rent and other charges and amounts to be paid by Tenant under this Lease. Such collection, however, shall not constitute consent or waiver of the necessity of written consent to such Transfer, Sublease or Pledge, nor shall such collection constitute the recognition of such person or any other person as the “Tenant” under this Lease or constitute or result in a release of Tenant from the further performance of all of the covenants and obligations pursuant to this Lease, including the obligation to pay rent and other charges and other amounts due under this Lease.
(b)    In the event that there are any “Profits” (as defined below) as a result of a Transfer, Landlord and Tenant shall share equally in such Profits. For this purpose, “Profits” shall mean the gross amounts received by Tenant from the Transferee during the term of the Transfer and fairly allocable to that part of the Leased Premises subject to the Transfer, Sublease or Pledge, as and to the extent attributable to the lease, assignment or sublease of the Leased Premises, but not otherwise, less:
(i)    Rents payable under this Lease (exclusive of any payments of Profits pursuant to this Section 9.4) paid to Landlord by Tenant during the term of the Transfer (the “Transferred Space”).
(ii)    Rents actually paid pursuant to this Lease to Landlord by Tenant for all days the Transferred Space was vacant determined from the date that Tenant first vacated and did not use such Transferred Space up to the date the Transferee first occupies the Transferred Space.
(iii)    Any improvement allowance or other economic concession (space planning allowance, moving expenses, rent abatement, etc.,) paid by Tenant to sublessee or assignee.
(iv)    Any broker’s commission actually paid by Tenant in connection with the Transfer.
(v)    Reasonable attorneys’ fees actually paid by Tenant in connection with the Transfer.
(vi)    Any lease takeover costs actually paid by Tenant in connection with the Transfer and, farther, any costs associated with any loss of use, lack of occupancy or failure to utilize the Leased Premises, the Building or any part thereof.
(vii)    Reasonable costs of advertising and marketing such Transferred Space actually paid by Tenant.
(c)    In the event that Tenant shall request that Landlord consent to a Transfer, Sublease or Pledge, Tenant and/or the person to whom the Transfer, Sublease or Pledge was made shall pay to Landlord reasonable legal fees and costs, not to exceed FIVE THOUSAND AND NO/l00 DOLLARS ($5,000), incurred in connection with processing of documents necessary to effect the Transfer, Sublease or Pledge.
9.5    Permitted Transfer or Sublease. Notwithstanding anything herein to the contrary, Tenant shall have the right, with prior written notice to Landlord (but without Landlord’s approval), to assign the Lease, or sublet all or a portion of the Leased Premises, in the following circumstances (each, a “Permitted Transfer”):
(a)    Assign the Lease or sublet all or any part of the Leased Premises to a parent, subsidiary, affiliate, or successor (by merger, consolidation, transfer of assets, assumption or otherwise) of Tenant.
(b)    Assign the Lease or sublet all or any part of the Leased Premises to an entity which purchases substantially all of the assets of Tenant, or which purchases substantially all of Tenant’s business.
(c)    Transfer any interest in Tenant including, without limitation, a majority or controlling interest in Tenant.
(d)    Assign the Lease or sublet all or any part of the Leased Premises to an entity or entities created by the division of Tenant into one or more separate corporations, partnerships, or other entities.
In connection with any Permitted Transfer, Tenant shall (i) promptly give Landlord written notice of such Permitted Transfer, and (ii) deliver to Landlord copies of (x) an assignment and assumption of this Lease (in the case of a Transfer of the Lease), which, except in the case of a Permitted Transfer to a Permitted Transferee, shall be in form and substance satisfactory to Landlord in its reasonable discretion, and (y) the Sublease, if applicable, which shall be subject and subordinate to this Lease, and (z) information and documentation pertaining to the financial condition of the Transferee as and to the extent reasonably requested by Landlord.

X.	INDEMNITY AND HAZARDOUS MATERIALS
10.1    Tenant’s Indemnity; Landlord’s Indemnity. Subject to the provisions of Section 11.4 below and to the fullest extent permitted by law, Tenant shall protect, defend, indemnify and hold harmless Landlord and its affiliates against and from any and all claims, demands, actions, losses, damages, orders, judgments, and any and all costs and expenses (including, without limitation, attorneys’ fees and costs of litigation), resulting from or incurred by Landlord or any affiliate of Landlord on account of any of the following: (a) the use of the Leased Premises by Tenant or by its affiliates, agents, contractors, employees, servants, invitees, licensees or concessionaires (the “Tenant Related Parties”), the conduct of its business or profession, or any other activity permitted or suffered by Tenant or the Tenant Related Parties within the Leased Premises; (b) any breach by Tenant of this Lease; or (c) any incident occurring on the Property caused by dogs brought onto the Property by Tenant or its invitees or employees. Tenant shall defend all suits brought upon such claims and pay all costs and expenses incidental thereto. Notwithstanding the foregoing, Landlord shall have the right, at its option (and at its sole cost and expense), to participate in the defense of any such suit without relieving Tenant of any obligation hereunder. To the fullest extent permitted by law, Landlord shall protect, defend, indemnify and hold harmless Tenant and Tenant Related Parties against and from any and all claims, demands, actions, losses, damages, orders, judgments, and any and all costs and expenses (including, without limitation, attorneys’ fees and costs of litigation), resulting from or incurred by Tenant or any Tenant Related Parties on account of the gross negligence or intentional misconduct of Landlord or its affiliates, agents, contractors, employees, servants, licensees or concessionaires (the “Landlord Related Parties”), or any breach by Landlord of this Lease and, further, Landlord shall defend all suits brought upon such claims and pay all costs and expenses incidental to such defense. Notwithstanding the foregoing, Tenant shall have the right, at its option (and at its sole cost and expense), to participate in the defense of any such suit without relieving Landlord of any obligation hereunder. Furthermore, and notwithstanding any other provision under this Lease, Landlord shall have no obligation, duty or liability with respect to any dogs brought onto the Property by Tenant or its invitees or employees.
10.2    Notice. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Leased Premises or in the Building of which the Leased Premises are a part or of defects therein or in any fixtures or equipment.
10.3    Environmental Indemnification.
(d)    Tenant’s Indemnity. In addition to and without limiting the scope of any other indemnities provided under this Lease, Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold harmless Landlord from and against any and all demands, losses, costs, expenses, damages, bodily injury, wrongful death, property damage, claims, cross-claims, charges, action, lawsuits, liabilities, obligations, penalties, investigation costs, removal costs, response costs, remediation costs, natural resources damages, governmental administrative actions, and reasonable attorneys’ and consultants’ fees and expenses arising out of, directly or indirectly, in whole or in part, or relating to (i) the release of “Hazardous Materials” (as defined in Section 10.5 below) by Tenant or the Tenant Related Parties, (ii) the violation of any Hazardous Materials laws by Tenant or the Tenant Related Parties, or (iii) the use, storage, generation or disposal of Hazardous Materials in, on, about, or from the Property by Tenant or the Tenant Related Parties (the items listed in clauses (i) through and including (iii) being referred to herein individually as a “Tenant Release” and collectively as the “Tenant Releases”). Notwithstanding the foregoing or any other term or condition of this Lease, Tenant shall not have any liability or obligation with respect to any Hazardous Materials existing in, on, about, or from the Property as of the Commencement Date, except as and to the extent any such Hazardous Materials may have been brought upon the Property, or otherwise exacerbated, by Tenant or Tenant Related Parties.
(e)    Landlord’s Indemnity. In addition to and without limiting the scope of any other indemnities provided under this Lease, Landlord shall indemnify, defend (with counsel reasonably acceptable to Tenant) and hold harmless Tenant from and against any and all demands, losses, costs, expenses, damages, bodily injury, wrongful death, property damage, claims, cross-claims, charges, action, lawsuits, liabilities, obligations, penalties, investigation costs, removal costs, response costs, remediation costs, natural resources damages, governmental administrative actions, and reasonable attorneys’ and consultants’ fees and expenses arising out of, directly or indirectly, in whole or in part, or relating to (i) the release of “Hazardous Materials” (as defined in Section 10.5, below) by Landlord or the Landlord Related Parties, (ii) the violation of any Hazardous Materials laws by Landlord or the Landlord Related Parties, (iii) the use, storage, generation or disposal of Hazardous Materials in, on, about, or from the Property by Landlord or the Landlord Related Parties, (iv) Hazardous Materials existing on the Property as of the Commencement Date (the items listed in clauses (i) through and including (iv) being referred to herein individually as a “Landlord Release” and collectively as the “Landlord Releases”), or (v) the breach of any representation of Landlord contained in this Agreement. Notwithstanding the foregoing to the contrary, Landlord obligations under Section 10.3(b)(iv) with respect to Hazardous Materials existing as of the Commencement Date, and under Section 10.3(b)(v) with respect to Landlord’s environmental representation and warranty that at the Commencement Date the Property is in compliance with Other Environmental Laws as specified in Section 10.9(f)(iii), shall be limited to an aggregate the understanding that the indemnification set forth in this Section 10.3(b) shall be in addition to, and the foregoing aggregate cap shall not limit, Landlord’s remediation or other affirmative obligations under any other provision of this Article X or the Lease; and with the further understanding that such aggregate cap shall not be reduced by any actual out of pocket costs Tenant may incur as a result of Landlord’s failure to satisfy any Landlord obligation that may arise under Section 10.6, below, to investigate, cleanup, remediate and remove Hazardous Materials which are not a result of a Tenant Release).
10.4    Definition of Hazardous Materials. The term “Hazardous Materials” shall mean any substance:
(e)    which is flammable, explosive, radioactive, toxic, corrosive, infectious, carcinogenic, mutagenic, or otherwise hazardous and which is or becomes regulated by any governmental authority, agency, department, commission, board or instrumentality of the United States, the state in which the Property is located or any political subdivision thereof;
(f)    which contains asbestos, organic compounds known as polychlorinated biphenyls; chemicals known to cause cancer or reproductive toxicity or petroleum, including crude oil or any fraction thereof; or which is or becomes defined as a pollutant, contaminant, hazardous waste, hazardous substance, hazardous material or toxic substance under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901‑6992k; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601‑9657; the Hazardous Materials Transportation Authorization Act of 1994, 49 U.S.C. §§ 5101‑5127; the Clean Water Act, 33 U.S.C. §§ 1251‑1387; the Clean Air Act, 42 U.S.C. §§ 7401‑7671q; the Toxic Substances Control Act, 15 U.S.C. §§ 2601‑2692; the Safe Drinking Water Act, 42 U.S.C. §§ 300f to 300j‑26; the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. §§ 11001‑11050; and title 19, chapter 6 of the Utah Code, as any of the same have been or from time to time may be amended; and any similar federal, state and local laws, statutes, ordinances, codes, rules, regulations, orders or decrees relating to environmental conditions, industrial hygiene or Hazardous Materials on the Property, including all interpretations, policies, guidelines and/or directives of the various governmental authorities responsible for administering any of the foregoing, now in effect or hereafter adopted, published and/or promulgated;
(g)    the presence of which on the Property requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, order, action, policy, or common law; or
(h)    the presence of which on the Property causes or threatens to cause a nuisance on the Property or to adjacent properties or poses or threatens to pose a hazard to the health and safety of persons on or about the Property.
10.5    Use of Hazardous Materials. Tenant shall not, and shall not permit any Tenant Related Parties to, use, store, generate, release, or dispose of Hazardous Materials in, on, about, or from the Property other than as reasonably necessary or appropriate for the Uses and then only in compliance with and to the extent permitted by Applicable Laws. Landlord shall not, and shall not permit any Landlord Related Parties to use, store, generate, release, or dispose of Hazardous Materials in, on, about, or from the Property.
10.6    Release of Hazardous Materials. If Tenant discovers that any spill, leak, or release of any reportable quantity of any Hazardous Materials has occurred on, in or under the Property, Tenant shall promptly notify Landlord. If Landlord discovers that any spill, leak, or release of any reportable quantity of any Hazardous Materials has occurred on, in or under the Property, Landlord shall notify Tenant. In the event such release is a Tenant Release, Tenant shall (or shall cause others to) promptly and fully investigate, cleanup, remediate and remove all such Hazardous Materials as may remain and so much of any portion of the environment as shall have become contaminated, all in accordance with Applicable Laws, and shall replace any removed portion of the environment (such as soil) with uncontaminated material of the same character as existed prior to contamination. In the event such release is a Landlord Release, Landlord shall (or shall cause others to) promptly and fully investigate, cleanup, remediate and remove all such Hazardous Materials as may remain and so much of any portion of the environment as shall have become contaminated, all in accordance with Applicable Laws, and shall replace any removed portion of the environment (such as soil) with uncontaminated material of the same character as existed prior to contamination. Within twenty (20) days after any such spill, leak, or release, the Party responsible for the remediation of such release shall give the other Party a detailed written description of the event and of such responsible Party’s investigation and remediation efforts to date. Within twenty (20) days after receipt, such responsible Party shall provide the other Party with a copy of any report or analytical results relating to any such spill, leak, or release. In the event of a release of Hazardous Material in, on, or under the Property by the Tenant Related Parties, Tenant shall not be entitled to an abatement of Rent during any period of abatement.
10.7    Limited Release of Landlord; Reporting Obligations. Except as otherwise specified in this Lease, Landlord shall not be responsible or liable at any time for any loss or damage to Tenant’s personal property or to Tenant’s business, including any loss or damage to either the person or property of Tenant or Tenant Related Parties that may be occasioned by or through the acts or omissions of persons occupying adjacent, connecting, or adjoining space. Except as otherwise specified in this Lease, Tenant shall store its property in and shall use and enjoy the Leased Premises and all other portions of the Building and Improvements at its own risk, and hereby releases Landlord, to the fullest extent permitted by law, from all claims of every kind resulting in loss of life, personal or bodily injury, or property damage, except as and to the extent arising due to Landlord’s acts or negligent omissions. Further, on or before the Effective Date (or as soon as reasonably available to Landlord or any Landlord Related Parties, whether in draft or final form), Landlord shall provide Tenant with copies of any environmental assessments or reports, inclusive of any supporting documentation and information, relating to the Property and either known to Landlord or any Landlord Related Parties or performed by or at the request of Landlord or any Landlord Related Parties.

XI.	INSURANCE
11.1    Insurance on Tenant’s Personal Property and Fixtures. At all times during the term of this Lease, Tenant shall keep in force at its sole cost and expense with insurance companies qualified to do business in the State of Utah and having a Financial Strength Rating of “A-” or better, and a Financial Size Category of “VII” or larger, based on the most recent published ratings of the A.M. Best Company (each, a “Qualified Insurance Company”), hazard insurance on an “all-risk type” or equivalent policy form, and shall include fire, theft, extended coverages, vandalism, and malicious mischief. Coverage shall be equal to 100% of the Replacement Cost value of Tenant’s contents, fixtures, furnishings, equipment, and all improvements or additions made by Tenant to the Leased Premises. The deductible under such insurance coverage shall not exceed SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($75,000). Such policy shall name Landlord as Additional Insured. The policy shall provide that such policy not be cancelled or materially changed without first giving Landlord thirty (30) days written notice.
11.2    Property Coverage. Landlord shall obtain and maintain in force an “all-risk type” or equivalent policy form, and shall include fire, theft, extended coverages, vandalism, and malicious mischief on the Building during the term of the Lease and any extension thereof. Landlord may obtain, at Landlord’s discretion, coverage for flood and earthquake if commercially available at reasonable rates. In the event Tenant does not insure against business interruption or loss of rental income, Landlord, subject to notice and opportunity to cure by Tenant, also may insure against loss of rental income. In any case, the deductible for any insurance obtained by Landlord shall not exceed, per occurrence or in the aggregate, SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($75,000).
11.3    Automobile. Tenant shall obtain and maintain Commercial Automobile Liability insurance with limits of not less than ONE MILLION AND NO/100 DOLLARS ($1,000,000) for any one accident and shall include owned and hired automobiles.
11.4    Liability Insurance. During the entire term hereof and at its sole cost and expense, Tenant shall keep in full force and effect with insurance companies acceptable to Landlord a policy of Commercial General Liability Insurance with limits of not less than ONE MILLION AND NO/100 DOLLARS ($1,000,000) each Occurrence and THREE MILLION AND NO/100 DOLLARS ($3,000,000) General Aggregate. The policy shall apply to the Leased Premises and all operations of Tenant’s business and all claims and liabilities in connection with or arising as a result of dogs brought onto the Property by Tenant or any invitees or employees of Tenant. Such policy shall name Landlord as Additional Insured and shall provide that coverage for the Additional Insured is primary and not contributory with other insurance. The policy shall provide that such policy not be cancelled or materially changed without first giving Landlord thirty (30) days written notice. Tenant shall at all times during the term hereof provide Landlord with evidence of current insurance coverage. All public liability, property damage, and other liability policies shall be written as primary policies, not contributing with coverage which Landlord may carry. All such policies shall contain a provision that Landlord, although named as an insured, shall nevertheless be entitled to recover under said policies for any loss occasioned to it, its servants, agents, and employees by reason of the negligence of Tenant. All such insurance shall specifically insure the performance by Tenant of the indemnity agreement as to liability for injury to or death of persons or injury or damage to property contained in Part X.
11.5    Waiver of Subrogation. Landlord and Tenant hereby waive all rights to recover against each other, against any other tenant or occupant of the Building, and against each other’s officers, directors, shareholders, partners, joint venturers, employees, agents, customers, invitees or business visitors or of any other tenant or occupant of the Building, for any loss or damage arising from any cause covered by any insurance carried by the waiving Party, to the extent that such loss or damage is actually covered.
11.6    Lender. Any mortgage lender interest in any part of the Building or Improvements may, at Landlord’s option, be afforded coverage under any policy required to be secured by Tenant hereunder, by use of a mortgagee’s endorsement to the policy concerned, at Landlord’s cost and expense.

XII.	DESTRUCTION
If the Leased Premises shall be partially damaged by any casualty which is insured against under any insurance policy maintained or required to be maintained by Landlord, Landlord shall, to the extent of and upon receipt of, the insurance proceeds, repair the portion of the Leased Premises damaged by such casualty. Until such repair is complete, the Basic Annual Rent and Additional Rent shall be abated proportionately as to that portion of the Leased Premises rendered untenantable. Notwithstanding the foregoing, Landlord may either elect to repair the damage or may cancel this Lease by written notice of cancellation within ninety (90) days after such event and thereupon this Lease shall expire, and Tenant shall vacate and surrender the Leased Premises to Landlord if any of the following occur: (a) the Leased Premises by reason of such occurrence are rendered wholly untenantable, as reasonably determined by Landlord, (b) the Leased Premises should be damaged as a result of a risk which is not covered by insurance, (c) the Leased Premises should be damaged in whole or in part during the last six (6) months of the term or of any renewal hereof, (d) the Leased Premises or the Building (whether the Leased Premises are damaged or not) should be damaged to the extent of fifty percent (50%) or more of the then-monetary value thereof, or (e) the proceeds of such insurance are not sufficient to repair the Leased Premises to the extent required above (including any deficiency as a result of a mortgage lender’s election to apply such proceeds to the payment of the mortgage loan). Tenant’s liability for rent upon the termination of this Lease shall cease as of the date of the casualty that is the subject of such notice of cancellation and any rent paid by Tenant to Landlord in advance of such date shall be refunded to Tenant. In the event Landlord elects to repair any damage, any abatement of rent shall end five (5) days after written notice by Landlord to Tenant that the Leased Premises have been repaired as required herein. If the damage is caused by the negligence of Tenant or its employees, agents, invitees, or concessionaires, there shall be no abatement of rent. Unless this Lease is terminated by Landlord, Tenant shall repair and refixture the interior of the Leased Premises in a manner and in at least a condition equal to that existing prior to the destruction or casualty and the proceeds of all insurance carried by Tenant on its property and fixtures within the Leased Premises shall be held in trust by Tenant for the purpose of said repair and replacement.

XIII.	CONDEMNATION
13.1    Total Condemnation. If the whole of the Leased Premises shall be acquired or taken by Condemnation Proceeding, then this Lease shall cease and terminate as of the date of title vesting in such Condemnation Proceeding.
13.2    Partial Condemnation. If any part of the Leased Premises shall be taken as aforesaid, and such partial taking shall render the remaining portion unsuitable for the Tenant’s business, as determined by Tenant in its commercially reasonable discretion within thirty (30) days of Tenant’s receipt of notice of such condemnation, then this Lease shall cease and terminate as aforesaid. If the Leased Premises remain suitable for the Tenant’s business following such partial taking, then this Lease shall continue in effect except that the Basic Annual Rent and Additional Rent shall be reduced in the same proportion that the portion of the Leased Premises (including basement, if any) taken bears to the total area initially demised. Landlord shall, upon receipt of the award, make all necessary repairs or alterations to the Building in which the Leased Premises are located, provided that Landlord shall not be required to expend for such work an amount in excess of the amount received by Landlord as damages for the part of the Leased Premises so taken. “Amount received by Landlord” shall mean that part of the award from the Condemnation Proceeding, less any costs or expenses incurred by Landlord in the collection of the award, which is free and clear to Landlord of any collection by mortgage lenders for the value of the diminished fee.
13.3    Landlord’s Option to Terminate. If more than twenty percent (20%) of the Building shall be taken as aforesaid, Landlord may, by written notice to Tenant, terminate this Lease. If this Lease is terminated as provided in this Section 13.3, rent shall be paid up to the day that possession is so taken by public authority and Landlord shall make an equitable refund of any rent paid by Tenant in advance.
13.4    Award. Tenant shall not be entitled to and expressly waives all claim to any condemnation award for any taking, whether whole or partial and whether for diminution in value of the leasehold or to the fee. Tenant shall have the right to claim from the condemning authority, but not from Landlord, such compensation as may be recoverable by Tenant in its own right for damages to Tenant’s business and fixtures to the extent that the same shall not reduce Landlord’s award.
13.5    Definition of Condemnation Proceeding. As used in this Lease the term “Condemnation Proceeding” means any action or proceeding in which any interest in the Leased Premises is taken for any public or quasi-public purpose by any lawful authority through exercise of eminent domain or right of condemnation or by purchase or otherwise in lieu thereof.

XIV.	LANDLORD’S RIGHTS TO CURE
14.1    General Right. In the event of Landlord’s breach, default, or noncompliance hereunder, Tenant shall, before exercising any right or remedy available to it, give Landlord written notice of the claimed breach, default, or noncompliance. If prior to its giving such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the address of a lender which has furnished any of the financing referred to in Part XV hereof, concurrently with giving the aforesaid notice to Landlord, Tenant shall, by certified mail, return receipt requested, transmit a copy thereof to such lender. For the thirty (30) days following the giving of the notice(s) required by the foregoing portion of this Section 14.1 (or such longer period of time as may be reasonably required to cure a matter which, due to its nature, cannot reasonably be rectified within thirty (30) days so long as Landlord commences the cure during such period and then diligently pursues the same to completion), Landlord shall have the right to cure the breach, default, or noncompliance involved. If Landlord has failed to cure a default within said period, any such lender shall have an additional thirty (30) days within which to cure the same or, if such default cannot be cured within that period, such additional time as may be necessary if within such thirty (30) day period said lender has commenced and is diligently pursuing the actions or remedies necessary to cure the breach default, or noncompliance involved (including, but not limited to, commencement and prosecution of proceedings to foreclose or otherwise exercise its rights under its mortgage or other security instrument, if necessary to effect such cure), in which event this Lease shall not be terminated by Tenant so long as such actions or remedies are being diligently pursued by said lender.
14.2    Mechanic’s Liens. Should any mechanic’s or other lien be filed against the Leased Premises or any part thereof by reason of Tenant’s acts or omissions or because of a claim against Tenant, Tenant shall cause the same to be canceled and discharged of record by bond or otherwise within ten (10) days after notice by Landlord. If Tenant fails to comply with its obligations in the immediately preceding sentence within such ten (10) day period, Landlord may perform such obligations at Tenant’s expenses, in which case all of Landlord’s costs and expenses in discharging shall be immediately due and payable by Tenant and shall bear interest at the rate set forth in Section 16.3 hereof. Tenant shall cause any person or entity directly or indirectly supplying work or materials to Tenant to acknowledge and agree, and Landlord hereby notifies any such contractor, that: (a) no agency relationship, whether express or implied, exists between Landlord and any contractor retained by the Tenant; (b) all construction contracted for by Tenant is being done for the exclusive benefit of the Tenant; and (c) Landlord neither has required nor obligated Tenant to make the improvements done by the contractor.

XV.	FINANCING; SUBORDINATION
15.1    Subordination. This Lease is and shall continue to be subordinate to any mortgage, deed of trust, or other security interest now existing or hereafter placed on Landlord’s interest in the Property by a mortgage lender (as amended, restated, supplemented, or otherwise modified from time to time, including any refinancing thereof, a “Mortgage”); provided, however, such subordination is subject to the condition upon Landlord delivering an “SNDA” (as defined below) to Tenant. Landlord shall deliver to Tenant, at no out of pocket cost to Tenant (other than Tenant’s outside counsel), concurrently with the execution of the Lease by Landlord and Tenant, a Subordination, Non Disturbance, and Attornment Agreements (“SNDA”) reasonably acceptable to Tenant and any and all ground lessors, mortgage holders, or lien holders (collectively “Lenders”) of Landlord then in existence. Such SNDA shall acknowledge that, to the extent the Tenant Improvement Allowance or any other economic obligation of Landlord (including free rent, incentive fees, brokerage commissions, etc.) are not fully paid by Landlord when due, Tenant may deduct the amount of the unpaid portion of such obligation from the Basic Annual Rent and Additional Rent next becoming due and payable. Tenant’s obligation to subordinate its interest in the Lease to future Lenders shall be conditioned upon receiving a similar SNDA. If requested by a holder of the Mortgage, Tenant agrees at any time and from time to time to execute and deliver an SNDA. If elected by the holder of a Mortgage, this Lease shall be superior to such Mortgage, in which case Tenant shall execute and deliver an instrument confirming the same. Tenant shall not subordinate its interests hereunder or in the Leased Premises to any lien or encumbrance other than the Mortgages described in and specified pursuant to this Section 15.1 without the prior written consent of Landlord and of the lender interested under each Mortgage then affecting the Leased Premises. Any such unauthorized subordination by Tenant shall be void and of no force or effect whatsoever.
15.2    Amendment. Tenant recognizes that Landlord’s ability from time to time to obtain construction, acquisition, standing, and/or permanent mortgage loan financing for the Building and/or the Leased Premises may in part be dependent upon the acceptability of the terms of this Lease to the lender concerned. Accordingly, Tenant agrees that from time to time it shall, if so requested by Landlord and if doing so will not adversely affect, in any respect, Tenant’s economic interests or leasehold estate hereunder, join with Landlord in amending this Lease so as to meet the needs or requirements of any lender which is considering making or which has made a loan secured by a Mortgage affecting the Leased Premises; provided, however, that Landlord shall reimburse to Tenant all costs incurred by Tenant, including without limitation reasonable attorneys’ fees incurred by Tenant in connection with any such Landlord request.
15.3    Attornment. Any sale, assignment, or transfer of Landlord’s interest under this Lease or in the Leased Premises including any such disposition resulting from Landlord’s default under a Mortgage, shall be subject to this Lease. Tenant shall attorn to Landlord’s successor and assigns and shall recognize such successor or assigns as Landlord under this Lease, regardless of any rule of law to the contrary or absence of privity of contract, and such successors and assigns shall recognize this Lease and not disturb Tenant’s use and occupancy of the Leased Premises so long as Tenant is not in default under this Lease.
15.4    Mortgage Protection; Leasehold Liens. Except as otherwise specified in this Lease, Tenant is hereby given the right, at any time and from time to time, to encumber or pledge its interest in any and all of Tenant’s furnishings, property, equipment or trade fixtures situated on the Premises by mortgage, trust deed, collateral assignment and/or other security instrument (if any, a “Leasehold Mortgage”); provided, however, (a) the Leasehold Mortgage shall not encumber any Alterations or Tenant Improvements within the Premises or Tenant’s interest in this Lease; (b) that at the time such Leasehold Mortgage is made Tenant has not been notified of any default which exists under this Lease which has not been cured, (c) that no mortgagee, trustee, assignee, beneficiary, secured party or other benefited party with respect to a security instrument (collectively, a “Leasehold Mortgagee”) or anyone claiming by, through or under such Leasehold Mortgagee shall by virtue of such Leasehold Mortgage acquire any rights in the Lease, the Premises and/or the Building, (d) Landlord shall be given prior written notice of the Leasehold Mortgage and an opportunity to review all agreements and documents creating the Leasehold Mortgage, and (e) the Leasehold Mortgage shall provide for duplicate written notice to Landlord of any written notice of default delivered by the Leasehold Mortgagee to Tenant. Except as otherwise specified in this Lease, Landlord waives, and expressly disclaims, any claim, right or interest in or to any part or all of Tenant’s property, furnishings, equipment, and trade fixtures, whether situated on the Premises or otherwise.

XVI.	EVENTS OF DEFAULT; REMEDIES OF LANDLORD
16.1    Default by Tenant. Upon the occurrence of any of the following events (as applicable, an “Event of Default”), Landlord shall have the remedies set forth in Section 16.2:
(a)    Tenant fails to pay any installment of Basic Annual Rent or Additional Rent or any other sum due hereunder within five (5) days after the date due; provided, however, a single failure within a twelve (12) month period shall not constitute an Event of Default hereunder if Tenant makes such payment within five (5) days after receipt of written notice from Landlord of such failure, but Tenant shall not be entitled to more than one such written notice during any twelve (12) month period.
(b)    Tenant fails to perform any other term, condition, or covenant to be performed by it pursuant to this Lease within thirty (30) days after written notice that such performance is due shall have been given to Tenant by Landlord or; provided, if cure of any nonmonetary default would reasonably require more than thirty (30) days to complete, if Tenant fails to commence performance within the thirty (30) day period or, after timely commencing, fails diligently to pursue such cure to completion but in no event to exceed ninety (90) days.
(c)    Tenant or any guarantor of this Lease shall become bankrupt or insolvent or file any debtor proceedings or have taken against such person in any court pursuant to state or federal statute, a petition in bankruptcy or insolvency, reorganization, or appointment of a receiver or trustee; or Tenant petitions for or enters into a voluntary arrangement under applicable bankruptcy law; or suffers this Lease to be taken under a writ of execution.
16.2    Remedies. In the event of any default by Tenant hereunder, Landlord may at any time, without waiving or limiting any other right or remedy available to it, terminate Tenant’s rights under this Lease by written notice, reenter and take possession of the Leased Premises by any lawful means (with or without terminating this Lease), or pursue any other remedy allowed by law. Tenant agrees to pay to Landlord the cost of recovering possession of the Leased Premises, all costs of reletting, and all other costs and damages arising out of Tenant’s default, including attorneys’ fees. Notwithstanding any reentry, the liability of Tenant for the rent reserved herein shall not be extinguished for the balance of the Term, and Tenant agrees to compensate Landlord upon demand for any deficiency arising from reletting the Leased Premises at a lesser rent than applies under this Lease.
16.3    Past Due Sums. If Tenant fails to pay, when the same is due and payable, any Basic Annual Rent, Additional Rent, or other sum required to be paid by it hereunder, such unpaid amounts shall bear interest (“Default Interest”) from the due date thereof to the date of payment at a fluctuating rate equal to two percent (2%) per annum above the Prime Rate (the “Default Rate”). For purposes of this Lease, “Prime Rate” means the prime rate or base rate reported in the Money Rates column or section of The Wall Street Journal as being the prime rate or base rate on corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank). If The Wall Street Journal ceases publication of the prime rate or the base rate, “Prime Rate” shall mean the rate of interest from time to time announced by the national bank in the United States doing business in Utah having the largest asset value as its prime rate or base rate. In addition thereto, Tenant shall pay a sum of five percent (5%) of such unpaid amounts of Basic Annual Rent, Additional Rent, or other sum to be paid by it hereunder as a service fee (such fee, a “Late Payment Fee”). Notwithstanding the foregoing, however, (a) Landlord’s right concerning such interest and service fee shall be limited by the maximum amount which may properly be charged by Landlord for such purposes under Applicable Laws, and (b) Tenant shall be entitled to a grace period of ten (10) business days following the applicable due date with respect to one (1) required payment hereunder in each calendar year during the Term, during which Tenant shall not be charged Default Interest or any Late Payment Fee; provided that, if such amount remains unpaid following such ten (10) business day grace period, Default Interest shall begin accruing, and Late Payment Fee shall be assessed, as of the expiration of such ten (10) business day grace period.
16.4    Default by Landlord; Tenant’s Remedies. Landlord shall be in default of the performance of its obligations under this Lease if Landlord defaults in the performance or observation of any agreement, liability, or obligation imposed on it by this Lease and Landlord fails to cure such default within thirty (30) days after written notice by Tenant to Landlord specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligations is such that more than thirty (30) days are required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently and continuously prosecutes the same to completion (a “Landlord’s Default”). Upon the occurrence of a Landlord’s Default under this Lease, Tenant, at its option, without further notice or demand, and without limiting its right to receive any late delivery payments in connection with Landlord’s delivery of the Leased Premises as specified above, may: (a) pursue the remedy of specific performance or injunction; (b) seek declaratory relief; (c) pursue an action for actual and direct damages for loss; and (d) unless and except to the extent Landlord’s Default results from Landlord’s failure to perform construction obligations under this Lease prior to the Turnover Condition Deadline, take reasonable measures to cure such Landlord’s Default on Landlord’s account, in which event Landlord shall reimburse Tenant for any actual out-of-pocket reasonable costs or contractual liability incurred by Tenant in connection with such cure (including reasonable attorneys’ fees) within ten (10) days of Landlord’s receipt of a written demand, statement or invoice, including reasonable back-up documentation; provided that Tenant shall have the right to withhold from its payments of Basic Annual Rent and Additional Rent any such amounts that remain unreimbursed by Landlord beyond such ten (10) day period until all such amounts have been fully reimbursed, and any such amounts not paid to Tenant when due shall accrue interest thereafter at the Default Rate. Further, in the event of an emergency, or where necessary to prevent imminent injury to persons or damage to Leased Premises, Tenant may cure any such Landlord’s Default which Tenant is permitted to cure pursuant to this Section 16.4 before the expiration of the cure period set forth above, with such written or oral notice to Landlord as is appropriate under the circumstances.

XVII.	PROVISIONS APPLICABLE AT TERMINATION OF LEASE
17.1    Surrender of Leased Premises. At the expiration of this Lease, except for changes made by Tenant that were approved by Landlord and Alterations for which Landlord’s approval was not required, including without limitation all or any part of the Tenant Improvements, the Skullcandy Retail Facility and/or the Skullcandy Skatepark Facility, Tenant shall surrender the Leased Premises in the same condition, reasonable wear and tear and damage by the elements excepted, as they were in upon delivery of possession thereto under this Lease and shall deliver all keys to Landlord. Before surrendering the Leased Premises, Tenant shall remove all of its personal property and trade fixtures and such property or the removal thereof shall in no way damage the Leased Premises, and Tenant shall be responsible for all costs, expenses and damages incurred in the removal thereof. As indicated, and without limitation, Tenant shall not be required to remove any Tenant Improvements or Alterations, including any cabling, signage (except as expressly required herein), telecommunication or security systems or, further, any part or all of the Skullcandy Retail Facility and/or the Skullcandy Skatepark Facility; provided that, at Tenant’s option and so long as Tenant shall repair any damage caused by any such removal (reasonable wear and tear, and damage by the elements, excepted), Tenant shall have the right, but not the obligation, to remove the Skullcandy Skatepark Facility. If Tenant fails to remove its personal property and fixtures within ten (10) business days following the expiration of this Lease, the same shall be deemed abandoned and shall become the property of Landlord.
17.2    Holding Over. Tenant, at Tenant’s sole discretion, shall have the right to holdover for a period of up to three (3) months under the same terms and conditions of the Lease with a two and one half percent (2.5%) annual increase in the Basic Annual Rent; provided that Tenant provides Landlord written notice of its intent to holdover at least twelve (12) months prior to the expiration of the Term. Following such three-month initial holdover period (if applicable), or if such three-month period is not applicable, any holding over after the expiration of the term hereof or of any renewal term with the prior written consent of Landlord shall be construed to be a tenancy from month to month except that Basic Annual Rent shall be increased to an amount equal to 150% of the then Basic Annual Rent plus, and in addition to the Basic Annual Rent, all other sums of money as shall become due and payable by Tenant to Landlord under this Lease and on the terms herein specified so far as possible. Such month-to-month tenancy shall be subject to every other term, covenant, and agreement contained in this Lease. Except as permitted with respect to the initial three (3) month period, nothing contained in this Section 17.2 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Leased Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. Except to the extent Landlord has delivered to Tenant notice of a termination of a month-to-month holdover and Tenant continues to holdover thereafter, the holdover rental amount set forth in this Section 17.2 will be Landlord’s exclusive monetary right and remedy against Tenant and will be deemed to cover all liabilities, obligations, or charges which may be incurred by Landlord due to a holdover by Tenant. If Landlord has delivered to Tenant notice of a termination of a month-to-month holdover and Tenant continues to holdover thereafter, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and, except as and to the extent otherwise specified in this Lease, any damages, costs or expenses resulting therefrom.

XVIII.	ATTORNEYS’ FEES
In the event that at any time during the term of this Lease either Landlord or Tenant institutes any action or proceeding against the other relating to the provisions of this Lease or any default hereunder, then the unsuccessful Party in such action or proceeding agrees to reimburse the successful Party for the reasonable expenses of such action including reasonable attorneys’ fees, incurred therein by the successful Party.

XIX.	ESTOPPEL CERTIFICATE
19.1    Estoppel Certificates. Tenant shall, within fifteen (15) days after Landlord’s written request, execute and deliver to Landlord a written declaration, in form and substance similar to attached Exhibit “F”, plus such additional other information as Landlord may reasonably request. Landlord’s mortgage lenders and/or purchasers shall be entitled to rely upon such declaration. Landlord shall, within fifteen (15) days after Tenant’s written request, execute and deliver to Tenant a written declaration, in form and substance similar to attached Exhibit “F”, plus such additional other information as Tenant may reasonably request. Tenant’s mortgage lenders and/or purchasers shall be entitled to rely upon such declaration.
19.2    Effect of Failure to Provide Estoppel Certificates. In the event Tenant fails to furnish any estoppel certificate as required pursuant to Section 19.1 within fifteen (15) days after written request therefor, it shall be conclusively presumed that: (a) this Lease is in full force and effect without modification in accordance with the terms set forth in the request; (b) that there are no unusual breaches or defaults on the part of Landlord; and (c) no more than one (1) month’s rent has been paid in advance. In the event Landlord fails to furnish any estoppel certificate as required pursuant to Section 19.1 within fifteen (15) days after written request therefor, it shall be conclusively presumed that: (a) this Lease is in full force and effect without modification in accordance with the terms set forth in the request; and (b) that there are no unusual breaches or defaults on the part of Tenant.

XX.	COMMON AREAS
20.1    Definition of Common Areas. “Common Areas” means all areas, space, equipment, and special services provided for the joint or common use and benefit of the tenants or occupants of the Building, the Improvements, and Property or portions thereof, and their employees, agents, servants, patients, customers, and other invitees (collectively referred to herein as “Occupants”) including, without limitation, the “Parking Areas” (as defined below), access roads, driveways, retaining walls, landscaped areas, serviceways, loading docks, pedestrian walks; courts, stairs, ramps, and sidewalks; common corridors, rooms and restrooms; air-conditioning, fan, janitorial, electrical, and telephone rooms or closets; rooftop areas, including any rooftop deck area; and all other areas within the Building which are not specified for exclusive use or occupancy by Landlord or any other tenant (whether or not they are leased or occupied).
20.2    License to Use Common Areas. Subject to Section 20.3, the Common Areas shall be available for the common use of all Occupants and shall be used and occupied under a license which may be revoked by Landlord in the event of any default by Tenant under this Lease beyond any applicable notice and cure period. If any such license shall be so revoked, Landlord shall be subject to liability and, further, Tenant shall be entitled to any compensation or diminution or abatement of rent by reason thereof, but no such revocation or diminution of such areas shall be deemed constructive or actual eviction. All Common Areas shall be subject to the exclusive control and management of Landlord. Subject to Section 20.3, Landlord shall have the right (a) to construct, maintain, and operate lighting and other facilities on all said areas and improvements; (b) to police the same; (c) to change the area, level, location, and arrangement of parking areas and other facilities; (d) to restrict parking by tenants, their officers, agents, and employees; (e) to temporarily close all or any portion of said areas or facilities to such extent as may be legally sufficient to prevent a dedication thereof or the accrual of any right to any person or the public therein; and (f) to close temporarily all or any portion of the parking areas or facilities to discourage non-occupant parking. Landlord shall operate and maintain the Common Areas in such manner as Landlord in its discretion shall determine, shall have full right and authority to employ and discharge all personnel with respect thereto, and shall have the right, through reasonable rules, regulations, and/or restrictive covenants promulgated by it from time to time, to control the use and operation of the Common Areas in order that the same may occur in a proper and orderly fashion.
20.3    Parking. Landlord shall provide to Tenant an allocation of 5.25 parking spaces for each 1,000 Rentable Square Feet of Leased Premises leased by Tenant in the parking areas immediately adjacent to the Building as shown on attached Exhibit “C” (the “Parking Areas”). Visitor parking shall be allocated from the foregoing 5.25 parking spaces for each 1,000 Rentable Square Feet of Leased Premises leased by Tenant. All parking provided to Tenant shall be single, non-tandem stalls/spaces having a minimum size of 9 feet by 18 feet, as specified in the Base Building Standards, and shall be free-of-charge during the Term of the Lease and any renewals thereof. Tenant shall have the ability to designate unreserved and reserved areas with prior written Landlord’s approval, which will not be unreasonably withheld, conditioned, or delayed.
20.4    Back-Up Generator. At Landlord’s election, Landlord may provide, at Landlord’s sole cost and expense (and not as part of any Common Area Expenses or the Tenant Improvement Allowance), a generator capable of powering life/safety components of the Building, a concrete pad and enclosure for said generator, as well as the conduits necessary to tie the generator to the electrical systems of the Building. Should Landlord decide to provide a life-safety back-up generator, Tenant may increase the capacity of Landlord’s life/safety generator at Tenant’s sole cost and expense. The cost to operate and maintain any generator capacity beyond life/safety shall be a Tenant expense; provided that, if Tenant does increase the capacity of the life/safety generator pursuant to this Section 20.4, then, in connection with and upon the expiration of the Term of this Lease (inclusive of any Renewal Terms), Tenant shall have the right to acquire the life/safety generator and, then, remove the same in the same manner, and on the same conditions, as any other items or fixtures Tenant shall be entitled to remove from the Premises at such time. In the event Tenant, in its discretion, elects to purchase the life/safety generator, the cost to be paid by Tenant for the purchase of the life/safety generator shall be an amount equal to the cost paid for the life/safety generator by Tenant, less depreciation of such amount as determined under generally accepted accounting principles.
20.5    Satellite Antenna/Roof and Riser Access. Subject to Landlord’s prior approval which shall not be unreasonably withheld, conditioned, or delayed, at any point during the Term or extension thereof, Tenant shall have the right to install and use, at no rental charge, multiple roof-mounted antennae, satellite dishes, or other roof-top communication devices for its own use, but not for hire or licensing to or transmission of data for any third person or entity. Any apparatus shall be installed at Tenant’s cost and in a manner reasonably acceptable to Landlord and at the end of the Term and any extensions thereof shall be removed at Tenant’s cost and in a manner reasonably acceptable to Landlord. Commencing as of the time of installation, Tenant shall conform to all Applicable Laws with regard to use, installation, and maintenance of the device requested by Tenant. All permits, application fees, and all costs associated with the aforementioned shall be the responsibility of Tenant.

XXI.	SIGNS, AWNINGS, AND CANOPIES
21.1    Signs. Subject to zoning and land use restrictions of Summit County, Utah applicable to the Leased Premises, Tenant shall have the exclusive right to crown building signage on the Building. Subject to zoning and land use restrictions of Summit County, Utah applicable to the Leased Premises, Tenant will be granted monument signage with Tenant’s name prominently depicted. All monument signage shall be provided by Landlord at Landlord’s cost, however Tenant’s name plate on said monument signage shall be a Tenant cost. All exterior and monument signage is subject to Landlord’s prior review and approval, which shall not be unreasonably withheld, conditioned, or delayed, and also subject to local zoning ordinances. Tenant shall be responsible for the cost of installation, maintenance, and removal of the signage. Except as and to the extent reasonably necessary or appropriate in connection with the marketing and/or branding efforts of Tenant and, then, commercially reasonable, Tenant shall not place or suffer to be placed or maintained on any exterior door, wall, or window of the Leased Premises, or elsewhere in the Building, any sign, awning, marquee, decoration, lettering, attachment, or canopy, or advertising matter or other thing of any kind and will not place or maintain any decoration, lettering, or advertising matter on the glass of any window or door of the Leased Premises without first obtaining Landlord’s written approval. Tenant further agrees to maintain such sign, awning, canopy, decoration, lettering, advertising matter, or other things, as may be approved, in good condition and repair at all times. Landlord may, at Tenant’s cost, and without liability to Tenant, enter the Leased Premises and remove any item erected in violation of this Section 21.1. Landlord may establish rules and regulations governing the size, type, and design of all signs, decorations, etc., and, subject to the terms and conditions of this Lease, Tenant agrees to abide thereby.
21.2    Interior Signage. Subject to Landlord’s reasonable approval, Applicable Laws and restrictions under any covenants, conditions and restrictions of record and applicable to the Leased Premises, Tenant, at Tenant’s sole cost and expense (but Tenant may use a portion of the Tenant Improvement Allowance for the same), shall be entitled to install appropriate signage, including Tenant’s logo and/or name, on the walls of elevator lobbies of each floor of the Leased Premises, outside Tenant’s primary entrance, and adjacent to entrance doors to the Leased Premises, subject to a mutually-agreed-upon design and scale between Landlord and Tenant. Such signage need not be consistent or compatible with the Building’s design, signage, and graphics program. Tenant shall be responsible for the removal of its signs and the cost of repairing any resulting damage to the Building and/or Premises upon the termination or assignment of the Lease. Tenant further agrees to maintain such sign, awning, canopy, decoration, lettering, advertising matter, or other things, as may be approved, in good condition and repair at all times. Landlord may, at Tenant’s cost, and without liability to Tenant, enter the Leased Premises and remove any item erected in violation of this Section 21.2.
21.3    Directory Board. Landlord shall provide lobby directory signage at no additional cost to Tenant. Landlord shall provide Tenant with the option to place divisional or group listings on the lobby directory board.
21.4    Assignment of Signage Rights. Any of the above signage rights shall not be personal to Tenant and may be transferred to an assignee or sublessee of Tenant; provided that, as determined by Tenant in connection with any such assignment or sublease (which, as requested by Landlord, shall be confirmed, in writing, by Tenant), only one assignee or sublessee shall have crown signage rights pursuant to Section 21.1.

XXII.	MISCELLANEOUS PROVISIONS
22.1    No Partnership. Nothing contained herein shall be deemed or construed by the Parties hereto, or by any third person or entity, as creating the relationship of principal and agent, or of partnership, or of joint venture between the Parties hereto, it being understood and agreed that neither the method of computation of rent nor any other provision contained herein, nor any acts of the Parties hereto, shall be deemed to create any relationship between the Parties hereto other than the relationship of landlord and tenant.
22.2    Force Majeure. Tenant or Landlord, as the case may be, shall be excused for the period of any delay in the performance of any obligations hereunder when prevented from so doing by cause or causes beyond Landlord’s or Tenant’s, as the case may be, control, including, without limitation, labor disputes, civil commotion, war, governmental regulations or controls, fire or other casualty, inability to obtain any material or service, or acts of God, winter conditions that prevent construction, or the acts or omissions of Tenant or the Tenant Related Parties or Landlord or Landlord Related Parties, as the case may be; provided that financial inability, however, shall be excepted in any and all events (a “Force Majeure”).
22.3    No Waiver. Failure of Landlord or Tenant, as the case may be, to insist upon the strict performance of any provision or to exercise any option hereunder shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived unless such waiver be in writing signed by Landlord or Tenant, as the case may be.
22.4    Notice. Any notice, demand, request, or other instrument which may be or is required to be given under this Lease shall be delivered in person or sent by United States certified or registered mail, postage prepaid and shall be addressed (a) if to Landlord, at the place specified for payment of rent, which is set forth below, and (b) if to Tenant, either at the Leased Premises or at any other current address for Tenant which is known to Landlord, including the address set forth below. Either Party may designate such other address as shall be given by written notice.

Landlord:	Boyer Snyderville 2, L.C. Attention: Jacob Boyer 101 South 200 East, Suite 200 Salt Lake City, Utah 84111 (801) 521‑4781
Tenant:    See Lease Summary - Attention: Mr. Patrick Grosso, Chief Legal Officer
22.5    Captions; Attachments; Defined Terms: The captions to the Sections of this Lease are for convenience of reference only and shall not be deemed relevant in resolving questions of construction or interpretation under this Lease. Exhibits referred to in this Lease, the Lease Summary, the recitals, and any riders, exhibits, addenda and schedules attached to this Lease shall be deemed to be incorporated in this Lease as though part thereof.
22.6    Recording. Tenant may not record this Lease or a memorandum thereof without the written consent of Landlord, which consent shall not be unreasonably withheld. Landlord, at its option and at any time, may file this Lease for record with the Recorder of the County in which the Building is located.
22.7    Partial Invalidity. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.
22.8    Tenant’s Broker Commissions. Per a separate commission agreement, Landlord shall be solely responsible for and shall pay to Cresa of Salt Lake City, LLC (“Tenant’s Broker”), as Tenant’s sole and exclusive representative, a commission (“Tenant’s Broker Commission”) on a schedule outlined in said separate commission agreement. As and to the extent the separate brokerage agreement grants Tenant the right to offset rent in the event of Landlord’s failure to pay Tenant’s Broker Commission, Tenant’s exercise of such right, in accordance with the terms of the separate commission agreement, shall not be a default hereunder. Tenant represents and warrants that there are no other claims for brokerage commissions or finder’s fees in connection with this Lease other than to Tenant’s Broker and agrees to indemnify Landlord against and hold it harmless from all liabilities arising from such claims other than Tenant’s Broker, including any attorneys’ fees connected therewith.
22.9    Tenant Defined; Use of Pronouns. The word “Tenant” shall be deemed and taken to mean each and every person or Party executing this document as a Tenant herein. If there is more than one person or organization set forth on the signature line as Tenant, their liability hereunder shall be joint and several. If there is more than one Tenant, any notice required or permitted by the terms of this Lease may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof. The use of the neuter singular pronoun to refer to Landlord or Tenant shall be deemed a proper reference even though Landlord or Tenant may be an individual, a partnership, a corporation, or a group of two or more individuals or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant and to corporations, associations, partnerships, or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.
22.10    Provisions Binding, Etc. Except as otherwise expressly set forth herein including, specifically and without limitation, Section 9, all provisions herein shall be binding upon and shall inure to the benefit of the Parties, their successors, and assigns. Each provision to be performed by Tenant shall be construed to be both a covenant and a condition, and if there shall be more than one Tenant, they shall all be bound, jointly and severally, by such provisions. In the event of any sale or assignment (except for purposes of security or collateral) by Landlord of the Building, the Leased Premises or this Lease, Landlord shall, from and after the Commencement Date (irrespective of when such sale or assignment occurs), be entirely relieved of all of its obligations hereunder. Nothing set forth herein shall require Landlord to obtain Tenant’s consent to any assignment, transfer or other encumbrance of any of Landlord’s interest in the Property, the Leased Premises, the Improvements or the Common Areas.
22.11    Entire Agreement, Etc. This Lease and the recitals, exhibits, riders, schedules, and/or addenda, if any, attached hereto, constitute the entire agreement between the Parties. Any guaranty attached hereto is an integral part of this Lease and constitutes consideration given to Landlord to enter in this Lease. Any prior conversations or writings are merged herein and extinguished. No subsequent amendment to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed. Submission of this Lease for examination does not constitute an option for the Leased Premises and becomes effective as a lease only upon execution and delivery thereof by Landlord to Tenant. If any provision contained in the rider or addenda is inconsistent with a provision in the body of this Lease, the provision contained in said rider or addenda shall control. The captions and Section numbers appearing herein are inserted only as a matter of convenience and are not intended to define, limit, construe, or describe the scope or intent of any Section or paragraph.
22.12    Governing Law. The interpretation of this Lease shall be governed by the laws of the State of Utah. The Parties each hereby expressly and irrevocably agree that any action or claim to enforce the provisions of this Lease shall be brought in Summit County, State of Utah, and irrevocably consent to personal jurisdiction in the State of Utah for the purposes of any such action or claim. The Parties each further irrevocably consent to service of process in accordance with the provisions of the laws of the State of Utah.
22.13    Recourse by Tenant. Anything in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate and property of Landlord in the land, Building and Improvements thereto, and subject to prior rights of any mortgagee, for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants, and conditions of this Lease to be observed and/or performed by Landlord, and no other assets of Landlord or any of its partners, shareholders, successors, or assigns shall be subject to levy, execution, or other procedures for the satisfaction of Tenant’s remedies.
22.14    Recourse by Landlord; Other Limitations. Neither Tenant, nor its partners, employees, or shareholders, shall be required to securitize the Lease in any way. No partner, employee or shareholder of Tenant shall have any personal liability for breach of any covenant or obligation of Tenant under the Lease, and no recourse shall be had or be enforceable against the assets of any partner, employee or shareholder of Tenant for any payment of any sums due to Landlord, or for enforcement of any other relief based upon any claim made by Landlord for the breach of any of Tenant’s covenants or obligations under the Lease. In addition, notwithstanding any provision in this Lease to the contrary, neither Landlord nor Tenant, nor their respective agents, representatives, affiliates, employees, or contractors, shall be liable to the other for incidental, consequential, reliance, special, punitive, exemplary, or indirect damages arising out of this Lease, whether by reason of contract, indemnity, strict liability, negligence, breach of warranty or from breach of this Lease, and regardless of whether the parties knew of the possibility that such damages could result, each party hereby releases the other party of such claims.
22.15    Rules and Regulations. Tenant and the Tenant Related Parties shall faithfully observe and comply with all of the rules and regulations set forth on the attached Exhibit G, and Landlord may from time to time reasonably amend, modify or make additions to or deletions from such rules and regulations; provided, that no such amendments, modifications, additions or deletions shall adversely affect Tenant’s use of, or access to and from, the Leased Premises, or materially increase any of Tenant’s obligations under this Lease. Such amendments, modifications, additions and deletions shall be effective on notice to Tenant. On any breach of any of such rules and regulations, Landlord may exercise any or all of the remedies provided in this Lease on a default by Tenant under this Lease and may, in addition, exercise any remedies available at law or in equity including the right to enjoin any breach of such rules and regulations. Landlord shall not be responsible to Tenant for the failure of any other tenant or person to observe any such rules and regulations.
22.16    No Right to Relocate. Landlord shall have no right to relocate Tenant from the Leased Premises or otherwise within the Property during the Term of the Lease (including any extensions).
22.17    Quiet Enjoyment. Landlord covenants that, as long as Tenant is not in default hereunder beyond any applicable notice and cure period, Tenant shall at all times during the Term peaceably and quietly have, hold and enjoy the Leased Premises and the Common Areas (inclusive of the Parking Areas) without disturbance from Landlord, or any person or entity arising by, through or under Landlord, subject to the terms of this Lease.
22.18    Tenant’s Representations and Warranties. Tenant represents and wan-ants to Landlord as follows:
(a)    Tenant is duly organized and validly existing under the laws of the state of its formation and has full power and authority to enter into this Lease, without the consent, joinder or approval of any other person or entity, including, without limitation, any mortgagee(s). This Lease has been validly executed and delivered by Tenant and constitutes the legal, valid and binding obligations of Tenant, enforceable against Tenant in accordance with its terms.
(b)    Tenant is not a party to any agreement or litigation which could adversely affect the ability of Tenant to perform its obligations under this Lease or which would constitute a default on the part of Tenant under this Lease, or otherwise materially adversely affect Landlord’s rights or entitlements under this Lease.
22.19    Landlord’s Representations and Warranties. Landlord represents and wan-ants to Tenant as follows:
(a)    Landlord is duly organized and validly existing under the laws of the state of its formation and has full power and authority to enter into this Lease, without the consent, joinder or approval of any other person or entity, including, without limitation, any mortgagee(s). This Lease has been validly executed and delivered by Landlord and constitutes the legal, valid and binding obligations of Landlord, enforceable against Landlord in accordance with its terms.
(b)    Landlord is not a party to any agreement or litigation which could adversely affect the ability of Landlord to perform its obligations under this Lease or which would constitute a default on the part of Landlord under this Lease, or otherwise materially adversely affect Tenant’s rights or entitlements under this Lease.
22.20    No Construction Against Preparer. This Lease has been prepared by Landlord and its professional advisors and reviewed by Tenant and its professional advisors. Landlord, Tenant and their separate advisors believe that this Lease is the product of their joint efforts, that it expresses their agreement, and that it should not be interpreted in favor of either Landlord or Tenant or against either Landlord or Tenant merely because of their efforts in its preparation.
22.21    Number and Gender. The terms “Landlord” and “Tenant,” wherever used herein, shall be applicable to one or more persons or entities, as the case may be, and the singular shall include the plural and the neuter shall include the masculine and feminine and, if there be more than one person or entity with respect to either Party, the obligations hereof of such Party shall be joint and several.
22.22    Counterparts. This Lease may be executed and delivered in counterparts for the convenience of the Parties, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.
22.23    Waiver of Trial by Jury. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other, upon any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Leased Premises, and/or any claim of injury or damage.
22.24    Merger. If both Landlord’s and Tenant’s estates in the Leased Premises have both become vested in the same owner, this Lease shall nevertheless not be terminated by application of a doctrine of merger unless agreed in writing by Landlord, Tenant and any holder of a Mortgage.
[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the date first set forth above.

LANDLORD:	BOYER SNYDERVILLE 2, L.C., a Utah limited liability company, by its Manager

THE BOYER COMPANY, L.C., a Utah limited liability company

By:
Name:
Title: Manager

TENANT:	SKULLCANDY, INC., a Delaware corporation

By:
Name:
Its:

NOTARY

STATE OF UTAH        )
) ss.
COUNTY OF SALT LAKE    )

On this _____ day of August, 2015, personally appeared before me _______________ ______________, who duly acknowledged to me that he executed the foregoing Lease as a Manager of The Boyer Company, L.C., a Utah limited liability company, the manager of Boyer Snyderville 2, L.C., a Utah limited liability company.

My commission expires:
Notary Public
Residing at SALT LAKE COUNTY

STATE OF UTAH        )
) ss.
COUNTY OF SUMMIT    )

On this _____ day of August, 2015, personally appeared before me _______________ ______________, who duly acknowledged to me that he executed the foregoing Lease as a(n) ____________________ of Skullcandy, Inc., a Delaware corporation.

My commission expires:
Notary Public
Residing at SALT LAKE COUNTY

JOINDER BY OWNER
THIS JOINDER (the “Joinder”) is attached to that certain Lease Agreement (the “Lease Agreement”) dated August 19, 2015 (the “Effective Date”), between BOYER SNYDERVILLE 2, L.C., a Utah limited liability company (the “Landlord”) and SKULLCANDY, INC., a Utah corporation (the “Tenant”). The undersigned BOYER SNYDERVILLE JUNCTION, L.C., a Utah limited liability company (the “Boyer”) is the owner of the Property covered by the Lease Agreement.
As a condition to the execution and delivery of the Lease Agreement by Tenant and to induce Tenant to execute and deliver the Lease Agreement: (a) Boyer acknowledges the existence and terms of the Lease Agreement; (b) agrees to join and be bound by all provisions of the Lease Agreement that require its performance, including, without limitation, conveyance of the Property to Landlord and the performance of its obligations under the Development Agreement; and (c) shall not take any action inconsistent with the Agreement, which adversely affects Tenant rights, interests or obligations under the Lease Agreement (subject to the terms and conditions of this Lease Agreement) or which adversely affects, prevents or prohibits performance under the Lease Agreement or makes performance by Landlord under the Lease Agreement impracticable.
DATED: August 19, 2015.
BOYER SNYDERVILLE JUNCTION, L.C., a Utah limited liability company, by its Manager

THE BOYER COMPANY, L.C., a Utah limited liability company

By:
Name:
Title: Manager

STATE OF UTAH        )
) ss.
COUNTY OF SALT LAKE    )

On this _____ day of August, 2015, personally appeared before me _______________ ______________, who duly acknowledged to me that he executed the foregoing Lease as a Manager of The Boyer Company, L.C., a Utah limited liability company, the manager of Boyer Snyderville 2, L.C., a Utah limited liability company.

My commission expires:
Notary Public
Residing at SALT LAKE COUNTY

EXHIBIT “A”
LEGAL DESCRIPTION
CURRENT LEGAL DESCRIPTION OF PROPERTY:
Lot 4 of Park City Tech Center Subdivision Plat as found and on file at the Summit County Recorder’s Office, Entry No. 9097.
APPROXIMATE LEGAL DESCRIPTION OF SUBDIVIDED PARCEL DEPICTED ON EXHIBIT C:
Beginning at a point on the Southerly Boundary Line of Lot 4 of the Park City Tech Center Subdivision, said point also being South 00°01’25” East along said Section Line 1,929.94 feet along the section line and East 129.81 feet from the Northeast Corner of Section 24, Township 1 South, Range 3 East, Salt Lake Base and Meridian; and running:
thence North 00°04’01” East 593.01 feet;
thence South 59°31’06” East 543.27 feet to the Westerly Right-of-Way Line of Landmark Drive;
thence Southeasterly 26.20 feet along the arc of a 773.51 foot radius curve to the right (center bears South 88°0T35” West and the chord bears South 00°54’12” East 26.20 feet with a central angle of 01°56’26”) along the Westerly Right-of-Way Line of said Landmark Drive;
thence South 00°04’01” West 164.78 feet along the Westerly Right-of-Way Line of said Landmark Drive;
thence Southwesterly 33.21 feet along the arc of a 37.00 foot radius curve to the right (center bears North 89°55’59” West and the chord bears South 25°46’52” West 32.11 feet with a central angle of 51°25’42”);
thence Southwesterly 139.77 feet along the arc of a 92.73 foot radius curve to the left (center bears South 38°30’17” East and the chord bears South 08°18’58” West 126.91 feet with a central angle of 86°21’31”) to a point on the Southerly Boundary Line of said Lot 4 of the Park City Tech Center Subdivision;
thence West 361.39 feet along the Southerly Boundary Line of said Lot 4 of the Park City Tech Center Subdivision;
thence North 69°36’38” West 80.43 feet along the Southerly Boundary Line of said Lot 4 of the Park City Tech Center Subdivision to the point of beginning.
Contains 220,290 Square Feet or 5.057 Acres

EXHIBIT “B”
PLANS OF LEASED PREMISES; WORK LETTER
(CONSTRUCTION AND/OR FINISHING OF IMPROVEMENTS TO LEASED PREMISES); AND BASE BUILDING STANDARDS
ARCHITECTURAL CONCEPTUAL DRAWINGS AND
WORK LETTER TO BE ATTACHED
In accordance with the provisions of the body of the Lease to which this Exhibit “B” is attached, the improvements to the Leased Premises shall be constructed and/or finished (as the case may be) in the manner described, and upon all of the terms and conditions contained in the following portion of this Exhibit “B”. The obligations to construct the Leased Premises in this Exhibit “B” shall meet or exceed the minimum Building standard finishes described in this Exhibit “B” as follows:
BASE BUILDING STANDARDS
Minimum Core & Shell Base Building Specifications
Landlord shall provide the Base Building at Landlord’s sole cost. “Base Building” shall generally be defined to include all core and shell elements of the Building, elevator systems and finished elevator cabs, all toilet/washrooms and the Building’s main entry lobby(s) and elevator lobbies, all of which shall be constructed and finished to standards in-line with new Class-A building in the greater Summit County area (specific finishes to be determined). The Base Building shall include fire exit stairways, electrical risers, telephone risers, plumbing risers, the main fire sprinkler systems (less head drops), the building mechanical/HVAC systems including the main air handling loop and controls sufficient to meet Tenant’s capacity needs, the main electrical service and distribution to all floors of the building, janitorial closets, telephone closets, and electrical closets. Base Building Improvements shall include, subject to Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed, such modifications to the Base Building standards as may be required by Tenant by reason of Tenant’s Uses of the Leased Premises (e.g., recessing an anechoic chamber into the concrete slab, accommodating an additional staircase and/or an interior slide or fire pole for access between floors); provided that changes to the floor plate, exterior elevations, concrete slab, or building core must be requested by Tenant no later than _______________, 2015; and provided that other modifications, such as internal staircases and high-density filing systems, must be requested by Tenant no later than_______________, 2015. Subject to the foregoing, all Base Building improvements shall be performed prior to or in concurrence with the Tenant Improvements as follows:
GENERAL REQUIREMENTS

•
Architectural, civil, structural, mechanical, and electrical engineering as necessary to provide construction documents for the shell Building is included. The documents will be prepared by architects and engineers registered in the State of Utah and will be adequate for the purposes of obtaining building permits and defining the scope of work for the project.

•	The project will be designed in accordance with all applicable codes, regulations, ordinances, standards and design guidelines.

•
Fees for all required building permits and impact fees from state and/or local governing authorities are included. Permits and fees associated with any Tenant Improvements are not included in the base building and shall be paid solely by Tenant.

•	The required utility connection fees from the local governing authorities are included.

•	The following pre-design services are included in the Base Building project cost:

◦	Geo-technical investigation - Additional bores for building pad areas

◦	Phase I Environmental Assessment

◦	Site and building as-built survey

•	Temporary utilities, signage, and field office will be provided throughout construction.

•
Concrete, asphalt, soil testing, and structural inspections (by 3rd party inspector) will be provided throughout the course of the project to ensure quality performance of the earthwork, placement of the asphalt, placement of structural concrete and erection of structural steel as applicable.

•
Additional Base Building modifications, including any additional ventilation/filtered air systems (inclusive of any necessary roof or side wall penetrations therefor), as may be required by Tenant will be provided under the Tenant Improvement Allowance.

A.    SHELL BUILDING

1.	Size: One 2-story 44,000 (approximate) Rentable SF building with floor plate of approximately 22,000 Rentable Square Feet.

2.	Parking: Minimum of five (5.25) per 1000 RSF with a minimum of 9’ wide x 18’ long spaces.

3.	Preferred Floor-plate Size of approximately (22,000 RSF)

4.	Preferred Floor-to-Floor Height:

a.	Lobby/Main Level — 16‑17’‑0”

b.	Second Level —13’‑0” (finished floor to roof bearing)

5.	Preferred Ceiling Heights:

a.	Lobby/Main Level —12’‑0” to 14’‑0” (depending on area)

b.	Second Level — 9’6”‑10’‑0”

c.
The second floor is to have an opening into the main floor lobby area. This opening will be walled off in some areas and handrails and glass in others. The walls and handrails are to be the cost of the Tenant and the opening in the concrete and steel structure is to be a cost of the Landlord. The purpose of this is to create an open space/atrium area above the main entrance and receptionist desk. This opening in the second floor should be approximately 25’ to 30’ wide by 12’ to 20’ deep and is to match the opening that is depicted in the base building concept drawings provided by Landlord.

6.    Elevators:

a.
Three elevator stops are required...two (2) floors plus a stop for the rooftop deck. Elevator is to be one (1) holeless hydraulic passenger unit (2500‑3500 capacity). Elevator should have speed within the 100‑125 fpm range. Elevator is to be machine-roomless. This elevator needs to be sized sufficiently to accommodate one standard size (lightweight) pallet and a pallet jack. The additional costs associated with the additional elevator stop for the rooftop deck shall be the sole cost of the Tenant. Assume stainless steel cab finishes at all elevators.

7.    Restrooms:

a.
The toilet/washrooms rooms, at each floor, shall include the following minimum number of fixtures: Woman’s to have 4 toilets and 2 wash basins. Men’s to have 2 urinal, 2 toilets and 2 wash basins. Additional fixtures required by Tenant will be provided under the Tenant Improvement Allowance.

b.	Tenant to have input on paper product dispensers in order to coordinate with janitorial services.

c.
Toilet partitions are to be of Class “A” office building quality and may include stainless steel, textured stainless steel, or solid phenolic. Floor to ceiling supports (or supports that are sufficiently strong enough) are to be used on all restroom partitions for durability.

d.
A minimum 6’ tile/stone wainscot (partition height) at all walls, except the lavatory wall, is to be included. Full height tile is to be included on at least one accent wall. The Lavatory wall is to have tile below the countertop and then a full size mirror above the countertop.

e.	Drinking fountains as may be required by Applicable Laws, which are to be located outside, near and/or adjacent to the restrooms.
8.    Stairwells:

a.
For the back of house (enclosed) stairwell provide concrete-filled pan stairs with metal structure (or equivalent) per code egress widths including railings — paint to match Tenant color palette. The main stair, located at the building lobby, is to be an open stair. Therefore, the finishes at this stair are to match the surrounding areas, including the flooring, with a durable stair nosing.

9.    Concrete or Steel Structure

a.
Assume 80 psf Live Load in Office areas in addition to 20 psf for Furniture and Partition Loads. A minimum floor deflection of L/360 is desired. Care should be taken in the structural design to avoid unwanted vibration due to rhythmic activities.

b.
Floor Finish & Floor Level requirements typical of industry practices per type of structure, coordinated to accommodate expected finishes. While minor cracking will occur, deflection tolerances should be maintained that ensures on-going spalling of finishes does not occur.

c.	Steel Framing: Tenant currently prefers moment framing vs. braced framing — Landlord shall provide its recommendation’s and pricing for both options.
10.    Exterior Wall Construction:

a.
Exterior finishes are to be similar (or equal) in quantity and scope to those presented to Skullcandy in the Landlord June 9, 2014 conceptual base building drawings (the “Drawings”). This includes a trellis type canopy outside a proposed breakroom.

b.
Glazing is to consist of 1” insulated, thermally-broken, low-E glazing system, consistent with the design guidelines of the area. Minimum glazing on the building shall be 72% of the exterior surface area and, as reasonably requested by Tenant, shall accommodate, consistent with commercially reasonable branding and/or marketing efforts of Tenant, interior signage being visible from outside the Building.

c.
Several large openings may be required on the main level to accommodate overhead doors. The areas where overhead doors may be used are the breakroom, skate area, warehouse, and light manufacturing area.

d.	Insulation — per applicable Building & Energy Code requirements in the area.

e.
Architectural screening of rooftop mechanical units should consist with overall skin of the building and per the June 9, 2014 drawings. Screening of the mechanical units is to be full height to allow for a rooftop deck.

11.    Roofing/Rooftop Deck

a.	Membrane roofing should have a minimum 10 year warranty per FM requirements for the Area and include roof walk pads as necessary to service MEP equipment.

b.
A portion of the roof will include a Rooftop Deck with stair and elevator access and a roof paver system. Roof top deck is to have an open railing around the perimeter to allow for unimpeded views of the surrounding area. Fixturizing the rooftop deck, including a paver system, railing, etc. will be at the sole cost of Tenant. However the steel upgrades necessary to support a rooftop deck and the necessary stairways required to access the rooftop deck are to be included in the base building and provided by the Landlord, at its sole cost and expense. The size of the rooftop deck shall be mutually-agreeable between Landlord and Tenant, which approval shall not be unreasonably withheld or conditioned. However, the minimum capacity of the rooftop deck shall be at least 49 people. If Tenant desires to capsize the rooftop deck to allow for 75 people, extra steel and an additional stairway will be required per code, the estimated extra cost of which is $50,000, 50% of which will be borne by Landlord and 50% of which shall be borne by Tenant.

c.
The Rooftop Deck shall be considered part of the Common Areas to be maintained by Landlord, the costs and expenses of which, subject to the terms and conditions of this Lease, shall be considered Common Area Expenses.

12.    Mechanical

a.	CODES AND STANDARDS At a minimum, all proposed systems shall demonstrate compliance with the following:

i.	2012 International Code Council (with applicable amendments by the authority having jurisdiction)

ii.	American Society of Heating, Refrigeration and Air Conditioning Engineers (ASHRAE)

iii.	American Society of Plumbing Engineers (ASPE)

iv.	National Fire Protection Association (NFPA)

b.	HVAC SYSTEM SELECTION

i.	Selected system should include the following:

1.
Variable Air Volume (VAV) roof top units (one provided for each level) circulating air through a main duct loop sized for general distribution at a minimum of 1 ton of cooling per 350 GSF. Roof top units should be equipped with gas-fired heating, direct expansion (DX) cooling, and an airside economizer.

2.
A central heating hot water system with a heating hot water loop on each floor shall also be provided. Capped and valved connections approximately every 20 feet shall be provided on the heating hot water loop for future tenant connection.

3.	Core and shell restrooms shall be provided with an exhaust system including all ductwork, diffusers, and transfer air provisions as part of the base building scope.

4.	System should utilize DDC controls that integrate with a Building Automation System (BAS).

5.	Variable air volume boxes equipped with hot water reheat, secondary ducting and any special or supplemental HVAC loads will be included under the Tenant Improvement Allowance.

ii.
Alternative energy efficient mechanical systems will be considered based on Return On Investment (ROT) thresholds. If a Variable Refrigerant Flow (VRF) system is proposed as an energy efficient alternative, the base building system shall include the following:

1.	All air-cooled condensing units and branch circuit or heat recovery controllers required to meet the 1 cooling ton per 350 GSF requirement.

2.
A dedicated outside air system (air handling unit(s) and a duct loop on each floor) which utilizes heat recovery to meet the required ventilation load for an office density of 160 sf/person. This unit shall provide exhaust for the restrooms as well as relief for building pressurization control. Ducting from the unit to the core and shell restrooms shall be included as part of the base building scope.

3.	Refrigerant piping between the outdoor condensing unit and the branch/heat recovery controller.

4.	BACnet interface to the base building automation system.

5.
All VRF terminal units, refrigeration piping from the heat recovery controller to the terminal units, all low pressure ducting and diffusers, and all outside air tie-ins to the base building ventilation system shall be included under the Tenant Improvement Allowance.

iii.	Complete HVAC systems servicing all core areas of the building (including restrooms and elevator lobbies on tenant floors) will be provided as part of the base building.

c.	DESIGN CONDITIONS The following parameters shall define the minimum level of performance for the building HVAC systems as published in the 2013 ASHRAE Handbook — Fundamentals.

i.	Summer Outdoor Design Conditions

1.	Dry bulb and coincident wet bulb: 0.4% column

2.	Wet bulb for evaporative heat rejection: 0.4% column

ii.	Winter Outdoor Design Conditions

1.	Dry bulb: 99.6% column

2.	If a VRF system alternative is proposed, appropriate capacity deration should be accounted for during equipment selection to account for extreme ambient conditions during the winter months.

iii.	Elevation: 6400 feet

iv.	Cooling Mode Indoor Design Conditions

1.	Dry Bulb: 75°F±2°F

2.	Relative Humidity: 5%‑65% (non-condensing)

v.	Heating Mode Indoor Design Conditions

1.	Dry Bulb: 72°F±2°F

2.	Relative Humidity: 5%‑65% (non-condensing)

d.
VENTILATION CRITERIA
Ventilation and exhaust shall be provided based upon the requirements of the 2102 International Mechanical Code, Chapter 4, and the latest version of ASHRAE Standard 62.1. Occupant density shall be defined as 175 sf/person and the space function shall be classified as ‘Office Space’.

e.	NOISE CRITERIA At a minimum, all proposed systems shall demonstrate compliance with the following acoustical performance requirements:

i.	Private Office: NC‑35

ii.	Open Office: NC‑40

iii.	Conference Room: NC‑30

iv.	Corridors, Restrooms, Utility Spaces: NC‑45

f.	BUILDING AUTOMATION SYSTEM (BAS) Provide a BAS system which manages the following systems:

i.	HVAC

ii.	Lighting

iii.	Access Control (Optional)
13.    Plumbing

a.	Provide all domestic water (hot and cold), sanitary and venting to all common areas extended to each floor (as necessary) with two points of access for same on each Tenant floor.

b.	Drain lines are to be sized sufficiently to accommodate showers and locker rooms on the main level.

c.	Provide hot water for common area restrooms and janitor closets.

d.	All roof drains will be routed internally along the exterior wall and connected to an underground storm water system.
14.    Fire Protection

a.	Provide all fire protection/sprinkler/fire alarms as required by life safety codes and local jurisdictions

b.	Provide all flow and tamper switches required by code or local jurisdiction.

c.	Provide fire pump (if required) by local jurisdiction
15.    Electrical

a.
Electrical load — minimum of 4.5 watts per gross square footage connected load for Tenants use - exclusive of the HVAC system. Electrical to include: switchgear, transformers and 208v/277v and 120v boards (20amp circuits) to accommodate estimated capacity requirements.

b.
Additional base building electric loads are as follows: 1) Sufficient power for four (4) 220 volt outlets in a graphics room for 3-D printers. 2) An additional (3) to (4) 220 volt outlets will be needed in the laser engraving and injection molding area. These light manufacturing power needs are solely for mocking up prototypes (R&D) and are not intended in manufacturing products for sale.

c.	Lighting - Preferences on types of lighting is T8 with further energy savings if LED-type to be evaluated. Tenant anticipates installing combination indirect/direct pendant fixtures.

d.	Alternative energy efficient electrical systems will be considered based on Return On Investment (ROI) thresholds.

e.
Security should include card access readers at all exterior entries and exits in the Shell Building. Tenant shall install the card-access security system at all other areas at Tenants sole cost and expense (Tenant may use Tenant Improvement Allowance for the same). Tenant and Landlord shall cooperate to ensure the entire security system shall be fully integrated and controlled with one access card to all areas of the building.

16.    Breakroom

a.	Provide infrastructure (plumbing, ventilation, power) to support a large breakroom on the main level.

b.	Sectional overhead doors may be used in the breakroom to connect indoor and outdoor elements. Openings in the glass and glazing system will be coordinated between the Landlord and Tenant.
17.    Warehouse & Delivery Area

a.
Provide loading/delivery area to facilitate Tenant’s warehouse, shipping, and receiving area. Landlord to provide proposed location & specifications, subject to Tenant’s approval and as required by local jurisdiction. This is simply a grade level drive approach up to an exterior wall of the building with an overhead door in order to facilitate deliveries to the warehouse/storage area.

18.    General Office Core & Shell Condition:

a.	Ceiling Heights will be 12’‑0” to 14’‑0” AFF on the main level and 9’6”‑10’‑0” on level 2. There may be areas where the structure is left exposed as a TI design feature.

b.
Corridor Walls/Restrooms/Stairwells, and other core areas, should have drywall installed (common area side), taped, mud and finished to receive prime and paint, then painted and finished for occupancy. The tenant area side of these core areas shall be insulated, have drywall installed, mud and taped, then made ready to receive prime and paint, but the Tenant will then do the painting and finish of these areas.

c.
For cost savings and ease of coordination, Tenant may furnish and install drywall on the inside face of the exterior walls, all column wraps and the drywall and finishes on the tenant side of common core areas. Landlord shall reimburse Tenant for these costs. The interior sill height and the height of the corresponding exterior horizontal mullion are to be coordinated between Landlord and Tenant.

d.
Common Area Doors & HM Frames should be minimum 3’‑0” x 8’‑0” and comply with fire rating requirements. All interior doors should be solid core stained to Tenant color palette. Door hardware types and finishes to also be coordinated to match tenant color palette and finishes. Any costs associated with upgrade or changes to the base building hardware shall be borne by the Tenant.

e.	Furnish and install sprinklers per code coverage and turned up — Tenant build out will turn down as necessary per future interior design.

f.
Tenant anticipates using a combination of 2x2 lay-in acoustical ceiling tiles, hard lid ceilings, and exposed structure. Landlord is to provide hard lid ceilings at all restrooms, utility rooms, janitor closets, and other core areas.

g.	Provide restrooms compliant with ADA including ceramic tile on floors and all wet walls and assume solid surface countertops at the lavatory surfaces.

h.	Furnish and install code required common area signage.

i.
Furnish and install the main loop duct above the corridors with accommodation for branch ducts and FCB’s as required in the Tenant build out. Ductwork is to be designed to allow for minimum ceiling height requirements.

j.	Furnish and install a fire alarm system sized to accommodate all points required for future tenant build out.

19.	Landscaping for the Building(s) and any exterior common areas shall be included in the Base Building.

20.	Conduit at the exits of the Building exterior and any surface parking lots for Tenant’s installation of security systems.

21.	Conduit stubbed for the future connection of Building 2 data and communications.
B.    SITE AMENITIES

a.
Entry Monument Signage located at street level with power for illumination. Please outline your available monument signage. The monument signage is to be located, by Landlord, as close to Highway 224 as possible.

b.	Flag pole.

c.	Street lights and parking lot lights with brackets for banner signage.

d.	Additional poles for banner signage at the perimeter of the building are to be provided per the concept drawings dated June 9, 2014.

e.	Landscape Features.

f.	Flexible open outdoor seating area and concrete patio is to be provided by Landlord outside and adjacent to the proposed Breakroom. Tenant to provide outdoor furniture in this seating area.

g.	Roof top deck, to the extent outlined above.

h.	Landscaping to match the renderings provided by Landlord as part of the Drawings.

EXHIBIT “C”
DESCRIPTION AND OUTLINE OF PROPOSED PARCEL FOR BUILDING (INCLUSIVE OF THE COMMON AREAS AND PARKING AREAS)

EXHIBIT “D”
FIRST AMENDMENT TO LEASE AGREEMENT
This First Amendment to Lease Agreement (this “Amendment”) is made and entered into as of this ________ day of _______________, 2015, by and between Boyer Snyderville 2, L.C., a Utah limited liability company (the “Landlord”), and Skullcandy, Inc., a Delaware corporation (the “Tenant”).
RECITALS
WHEREAS, on _______________, Landlord and Tenant entered into that certain Lease Agreement (the “Lease”) pursuant to which Landlord agreed to lease to Tenant, and Tenant agreed to lease from Landlord, the “Leased Premises” (as defined in the Lease). Capitalized terms used but not defined herein shall have their respective meanings set forth in the Lease.
WHEREAS, in accordance with Section 2.4 of the Lease, Landlord and Tenant agreed to enter into this Amendment.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agrees as follows:
AGREEMENT
1.    Amendment to Section 1.1(a). Section 1.1(a) of the Lease is hereby deleted in its entirety and replaced with the following:
“(a)    That certain floor area containing approximately [Square Feet] Rentable Square Feet (the “Leased Premises”) on the First and Second floors of the office building (the “Building”) located at approximately [Address] on the real property more particularly described on attached Exhibit “A” (the “Property”). The Leased Premises consists of that certain area crosshatched on the floor plan shown on attached Exhibit “B”;”
2.    Amendment to Section 2.2. Section 2.2 of the Lease is hereby deleted in its entirety and replaced with the following:
“2.2    Commencement Date. The term of this Lease and Tenant’s obligation to pay rent hereunder shall commence on __________ (the “Commencement Date”).
3.    Any and all other terms and provisions of the Lease are hereby amended and modified wherever necessary, and even though not specifically addressed herein, so as to conform to the amendments set forth in the preceding paragraph. Except as expressly modified and amended hereby, all other terms and conditions of the Lease shall continue in full force and effect.
4.    This Amendment contains the entire understanding of Tenant and Landlord and supersedes all prior oral or written understandings relating to the subject matter set forth herein.
5.    This Amendment may be executed in counterparts each of which shall be deemed an original. An executed counterpart of this Amendment transmitted by facsimile shall be equally as effective as a manually executed counterpart.
6.    This Amendment shall inure for the benefit of and shall be binding on each of the parties hereto and their respective successors and/or assigns.
7.    Each individual executing this Amendment does thereby represent and warrant to each other person so signing (and to each other entity for which such other person may be signing) that he or she has been duly authorized to deliver this Amendment in the capacity and for the entity set forth where she or he signs.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the date first set forth above.

LANDLORD:	BOYER SNYDERVILLE 2, L.C., a Utah limited liability company, by its Manager

THE BOYER COMPANY, L.C., a Utah limited liability company

By:
Name:
Title: Manager

TENANT:	SKULLCANDY, INC., a Delaware corporation

By:
Name:
Its:

EXHIBIT “E”
JANITORIAL AND RELATED SERVICES
Landlord will contract with a competent janitorial service to provide the following for the Building and the Common Areas as and to the extent, except as otherwise specified, necessary and appropriate:
Five Days per Week:
Empty Trash and replace liners as needed.
Clean trash cans as needed.
Clean entry door glass.
Dust desks, telephones and other desk accessories, files, and counters.
Remove beverage rings and spills from desk tops.
Clean restrooms, which consists of the following tasks:
(i) Empty trash; (ii) Replace liners; (iii) Clean all horizontal surfaces with disinfectant strength germicidal cleansers (iv) Clean and sanitize sinks, toilet bowls in and out, both sides of toilet seats, urinals; (i) Clean and refill dispensers; (vi) Clean chrome and metal fittings; (vii) Clean mirrors and frames; (viii) Clean and polish brightwork; (ix) Spot clean splash areas; (x) Spot clean walls, partitions and doors to remove smudges; (xi) Damp mop floors, using disinfectant cleaner.
Clean stairways and corridors leading to stairways, which consists of the following tasks:
(i) Remove trash; (ii) Mop floors and/or vacuum carpet; (iii) Clean glass in doors, door jams, thresholds, baseboards, steps, step fronts, handrails, I-beams; (iv) Wash walls as needed.
Clean elevators, which consists of the following tasks:
(i)Vacuum daily; (ii) Keep elevator thresholds clean; (iii) Clean light covers as needed; (iv) Clean metal around buttons as needed; (v) Clean walls and doors as needed; (vi) Clean and maintain floors as needed.
Spot wash area around light switches, doors and door frames.
Clean coffee area around light switches, doors and door frames.
Clean drinking fountain tops, sides and fronts.
Dust, mop, damp mop, and maintain hard surface floors.
Vacuum carpets and entry mats.
Spot clean carpets to remove adhesive material, minor spots, and minor stains.
Properly position furniture.
Report any damage or unusual occurrences.
Clean janitor closet and properly store all chemicals and cleaning equipment.
Perform Security procedures, which includes the following tasks: (i) Check and lock windows and doors,
(ii) Leave on designated lights
Services Once per Week:
Dust ledges and sills, picture frames and wall hangings, open area of bookshelves.
Clean outside of flowerpots and furnishings.
Completely clean out and sanitize all refrigerators.
Mop boards/base trim.
High dusting, which includes dusting light fixtures, air vents and grills.
Knock down cobwebs.
Clean and sanitize telephones and remove dirt and make-up from body of phone as well as receiver.
Vacuum and edge all carpet.
Services Once per Month:
Dust chair legs and rungs, blinds, and sides of desks and files.
Clean desk plastic as needed.
Vacuum under floor plastic as needed.
Dust all light fixtures.
Vacuum drapes as they hang on rod (do not remove drapes).
Damp mop stairwells.
Dust all desktops.
Dust all horizontal surfaces, shelves, molding, and air ducts.
Clean coat racks, chairs, cupboard fronts, bookcases, tables, files, countertops, etc.
Completely clean out and sanitize all freezers.
Dust exercise equipment in fitness center.
Clean lights, vents, directional signs and glass on doors.
Window Cleaning:
Bi-annual service on inside and outside windows (May, October).
Clean all exterior windows and door glass inside and out. Wipe sills clean and dry.
Knock down cobwebs from around windows and frames
Extra Cleaning Costs to the Tenant:
For special cleaning services required by Tenant and not covered in the Lease, Tenant will have the right to solicit desired extraordinary services from the existing cleaning contractor at its own expense, i.e., day porter service, cleaning of upholstery, carpet cleaning, vinyl floor stripping, waxing and polishing, cleaning of artwork and displays, etc. Tenant required cleaning will be paid by Tenant as the Tenant requests this service.
Miscellaneous
The main lobby area, entryways into the building will be maintained in keeping with a “Class A” Office Building on a daily basis (Monday through Friday). Landscaping areas will be maintained and manicured as is appropriate for the particular growing season.

EXHIBIT “F”
ACKNOWLEDGMENT OF COMMENCEMENT DATE
AND ESTOPPEL CERTIFICATE
TO:                        DATE:
RE:    Lease Agreement dated the 31st day of July, 2015 between Boyer Snyderville 2, L.C., as landlord, and Skullcandy, Inc., as tenant
The undersigned, as Tenant, has been advised that the Lease has been or will be assigned to you as a result of your financing of the above-referenced property, and as an inducement therefor hereby confirms the following:

1.
That it has accepted possession and is in full occupancy of the Leased Premises, that the Lease is in full force and effect, that Tenant has received no notice of any default of any of its obligations under the Lease, and that the Lease Commencement Date is _________________________________________

2.
That the improvements and space required to be furnished according to the Lease have been completed and paid for in all respects, and that to the best of its knowledge, Landlord has fulfilled all of its duties under the terms, covenants and obligations of the Lease and is not currently in default thereunder.

3.	That the Lease has not been modified, altered, or amended, and represents the entire agreement of the parties, except as follows:

4.
That no default, and no event which, with the passage of time or giving of notice, or both, would constitute a default have occurred and is continuing, except as follows:. That there are no offsets, counterclaims or credits against rentals, nor have rentals been prepaid or forgiven, except as provided by the terms of the Lease.

5.
That said rental payments commenced or will commence to accrue on _____________, and the Lease term expires ____________________________. No security deposit or other deposits have been paid to Landlord.

6.	That Tenant has no actual notice of a prior assignment, hypothecation or pledge of rents of the Lease, except as follows:

7.
That this letter shall inure to your benefit and to the benefit of your successors and assigns, and shall be binding upon Tenant and Tenant’s successors and assigns. This letter shall not be deemed to alter or modify any of the terms, covenants or obligations of the Lease.

The above statements are made with the understanding that you will rely on them in connection with the purchase of the above-referenced property.
Very truly yours,
SKULLCANDY, INC., a Delaware corporation

Date of Signature:                 By:
Name:
Its:

EXHIBIT “G”
RULES AND REGULATIONS
The rules and regulations set forth in this Exhibit are a part of the foregoing Lease. Whenever the term “Tenant” is used in these rules and regulations, such term shall be deemed to include Tenant and the Tenant Related Parties. The following rules and regulations may from time to time be modified by Landlord in the manner set forth in the Lease, subject to the terms, conditions and limitation set forth in the Lease. These rules are in addition to those set forth in any restrictions of record and Tenant shall be subject to all such rules and regulations set forth in such restrictions of record. The terms capitalized in this Exhibit shall have the same meaning as set forth in the Lease. In the event of any conflict between the terms and conditions of the Lease and these rules, the Lease and Tenant’s Uses of the Leased Premises shall control.
1.    Tenant shall have the right to non-exclusive use in common with Landlord, other tenants and their occupants of the parking areas, driveways, sidewalks and access points of the Property, subject to reasonable rules and regulations prescribed from time to time by Landlord. Landlord shall have the right, but not the obligation, to designate parking areas for Tenant.
2.    Tenant shall not obstruct the sidewalks or use the sidewalks in any way other than as a means of pedestrian passage to and from the offices of Tenant. Tenant shall not obstruct the driveways, parking areas or access to and from the Property or individual tenant parking spaces. Any vehicle so obstructing and belonging to Tenant may be towed by Landlord, at Tenant’s sole cost and expense.
3.    Tenant shall not bring into, or store, test or use any materials in, the Building which could cause fire or an explosion, fumes, vapor or odor which is detectible in any material manner from outside of the Leased Premises other than odors or materials which are typically associated with uses authorized by the terms of the Lease (e.g., a cafeteria).
4.    Tenant shall not do, or permit anything to be done in or about the Leased Premises, or keep or bring anything into the Leased Premises, which will in any way increase the rate of insurance cost for the Property. Except in compliance with Applicable Laws, Tenant shall not bring, use, store, generate, dispose or allow combustible, flammable or hazardous materials on the Property or the Leased Premises other than as reasonably necessary for the Uses.
5.    Tenant shall immediately pay for any damage caused by Tenant or its agents, employees or contractors during moving of Tenant’s property in or out of the Leased Premises.
6.    No repair or maintenance of vehicles, either corporate or private, shall be performed on or about the Property; provided that basic windshield repair and replacement and mobile auto-detailing which does not result in a violation of the Lease shall be permitted on an occasional basis.
7.    Tenant shall not leave vehicles parked overnight on the Property unless (a) explicitly authorized by the terms of the Lease, or (b) such vehicles are company owned or are being used by persons working overnight in the Leased Premises.
8.    Except for overnight parking of company owned vehicles as permitted in paragraph 7, above, no outside storage of company or personal property, vehicles or boats in or about the Leased Premises is permitted. This includes, without limitation, transportation and storage items such as automobiles, trucks, trailers, boats, pallets, debris, trash or litter.
9.    No additional lock or locks that would impair Landlord’s access rights under the Lease shall be placed by Tenant on any door in the Building, without prior written consent of Landlord, which, in the case of designated secure areas (and subject to life-safety measures), shall not be unreasonably withheld or conditioned. Subject to the foregoing (and except as necessary for life-safety measures), Tenant shall not change any locks that would result in an impairment of Landlord’s access rights under the Lease without prior written consent of Landlord. All keys to doors shall be returned to Landlord at the termination of the tenancy, and in the event of loss of keys furnished, Tenant shall pay Landlord the cost of replacement. At the commencement of the Term of this Lease, Landlord shall furnish Tenant with the number of keys Tenant deems necessary or appropriate for the use of, and access to, the Premises, which, as of the Effective Date, is agreed to be 234.
10.    The Leased Premises shall not be used for lodging or sleeping purposes. No immoral or unlawful purpose is allowed on the Property or in or about the Leased Premises. Vending machines for the use of Tenant’s employees only are permitted.
11.    Landlord shall have the right to control and operate the common areas of the Property, as well as the facilities and areas furnished for the common use of the tenants in such manner as Landlord deems best for the benefit of the tenants and the Property generally, considered as a first class institutional facility.
12.    No animals or birds of any kind shall be brought into or kept in or about the Leased Premises, except for guide dogs for vision or hearing impaired persons; provided that, notwithstanding the foregoing, but subject to the terms and conditions of the Lease (including specifically subsection 10.1 of the Lease), Tenant shall have the right to allow its employees and invitees to bring dogs to the Leased Premises, so long as (a) Tenant shall be responsible, at its sole cost and expense, for sanitary handling of dog urine and feces and (b) each such animal shall be accompanied by its owner or caretaker.
13.    Canvassing, soliciting, distribution of handbills or any other written materials or peddling on or about the Property are prohibited, and Tenant shall cooperate to prevent the same.
14.    Tenant shall not throw any substance, debris, litter or trash of any kind out of the windows or doors of the Building, and will use only designated areas for proper disposal of these materials.
15.    Waterclosets and urinals shall not be used for any purpose other than those for which they are constructed, and no sweepings, rubbish, ashes, newspaper, coffee grounds or any other substances of any kind shall be thrown into them.
16.    Waste and excessive or unusual use of water is prohibited without the prior written consent of Landlord.
17.    Tenant shall not penetrate the exterior walls or roof of the Building and shall not attach any equipment or antenna to the roof or exterior of the Building without Landlord’s prior written consent. Except as permitted and/or contemplated by the Lease, including specifically the use of rooftop for social, business and marketing purposes by or at the direction of Tenant, Tenant shall not step onto the roof of the Building for any reason. No television, radio or other audiovisual medium shall be played in such manner as to cause a nuisance to other tenants or persons using the common areas.
18.    Landlord shall not be responsible for lost, stolen or damaged personal property, equipment, money, merchandise or any article from the Leased Premises or the common areas regardless of whether or not the theft, loss or damage occurs when the Leased Premises are locked.
19.    Landlord reserves the right to expel from the Property anyone who in Landlord’s reasonable judgment is intoxicated or under the influence of alcohol, drugs or other substance, or who is in violation of the rules and regulations of the Property.
20.    Landlord shall have the right, exercisable without notice and without liability to Tenant, to change the name or street address of the Building or the Property; provided that Landlord shall promptly notify Tenant in writing following any such change.
21.    These rules and regulations are in addition to, and shall not be construed to in any way modify, alter or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease.
22.    Landlord may, from time to time, waive any one or more of these rules and regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such rules and regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing them against any or all of the tenants of the Property.
23.    Except for such outdoor uses as may be mutually agreed upon by Landlord and Tenant pursuant to the terms of the Lease or otherwise, (a) the use of the Leased Premises for business activities is to be conducted within the interior of Tenant’s space to the greatest extent possible, and (b) extensive business activities outside Tenant’s space is not permitted without the prior written consent of Landlord.
24.    If a Tenant is in violation of these rules and regulations and has not corrected such violation within thirty (30) days after written notice Landlord may, without forfeiting any other rights or recourses permitted under the Lease, correct the violation at Tenant’s expense, including a $100.00 administrative charge per violation (regardless of the number of people involved) for coordinating and managing the correction of the violation. Costs associated with Landlord’s reasonable actions to correct the violation including the administrative charge will be considered additional rent as defined in the Lease.

80539566.1 0043664-00004